UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ALTICE USA, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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2024 Notice of Annual Meeting and Proxy Statement

June 12, 2024
Virtual meeting at 9:00 a.m. Eastern Daylight Time
www.virtualshareholdermeeting.com/ATUS2024
Altice USA, Inc.
1 Court Square West, Long Island City, New York 11101

Altice USA, Inc.
1 Court Square West, Long Island City, New York 11101

Dear Stockholder:
This year’s annual meeting of stockholders will be a completely virtual meeting, conducted solely online through an audio webcast on June 12, 2024 at 9:00 a.m., Eastern Daylight Time. You will be able to attend the virtual annual meeting by logging in at www.virtualshareholdermeeting.com/ATUS2024. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials (the “Notice”) or your proxy card.
The attached proxy statement provides information on how to participate in the 2024 virtual annual meeting and how to vote your shares and explains the matters to be voted upon in detail.
Your vote is important to us. Stockholders may vote by using a toll-free telephone number or over the Internet. Also, if you receive a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided.

Sincerely,
Dennis Mathew
Chairman and Chief Executive Officer
April 29, 2024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF ALTICE USA, INC.

Time:    9:00 a.m., Eastern Daylight Time
Date:    June 12, 2024
Place:    There will be no physical location for stockholders to attend. Stockholders may only participate by logging in at www.virtualshareholdermeeting.com/ATUS2024 and using the 16-digit control number provided on the Notice or your proxy card.
Purpose:
•Elect nine directors
•Ratify appointment of independent registered public accounting firm
•Conduct other business if properly raised
Only stockholders of record on April 18, 2024 may vote at the annual meeting.
Your vote is important. We urge you to vote your shares by telephone, over the Internet or, if you receive a copy of the proxy card by mail, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
Important Notice: Our 2023 Annual Report on Form 10-K and the 2024 Proxy Statement are available at:
https://investors.alticeusa.com/sec-filings/

By order of the Board of Directors,
Michael E. Olsen
General Counsel and Chief Corporate Responsibility Officer
April 29, 2024

GENERAL INFORMATION
HOW TO VOTE
The 2024 Annual Meeting of Stockholders of Altice USA, Inc. (“Altice USA,” the “Company,” “we,” “us” and “our”) will take place on June 12, 2024 at 9:00 a.m. Eastern Daylight Time.
This year’s annual meeting will be a completely virtual meeting of stockholders through an audio webcast live over the Internet. There will be no physical meeting location. Please go to www.virtualshareholdermeeting.com/ATUS2024 for instructions on how to attend and participate in the annual meeting. Any stockholder may attend and listen live to the webcast of the annual meeting over the Internet at such website. Stockholders as of the record date may vote and submit questions while attending the annual meeting via the Internet by following the instructions listed on your proxy card. The webcast starts at 9:00 a.m., Eastern Daylight Time, on June 12, 2024. We encourage you to access the meeting prior to the start time.
As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials. There is no charge to you for requesting a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set of proxy materials may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis.
You may vote by telephone, over the Internet, or if you receive a copy of the proxy card by mail, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
VOTING RIGHTS
Only holders of the Company’s Class A common stock (“Class A common stock”) and the Company’s Class B common stock (“Class B common stock”) (together, the “Altice USA common stock”), as recorded in our stock register at the close of business on April 18, 2024, may vote at the annual meeting. On April 18, 2024, there were 275,737,602 shares of Class A common stock and 184,224,096 shares of Class B common stock issued and outstanding. As of the date of this Proxy Statement, the Company has not issued any shares of its Class C common stock or its preferred stock.
Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to twenty-five votes per share, in each case, on any matter submitted to a vote of our stockholders. Except as set forth below or as required by Delaware law, holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders.
HOW PROXIES WORK
The Company’s Board of Directors (the “Board”) is asking for your proxy. If you submit a proxy but do not specify how to vote, the Company representative named in the proxy will vote your shares in favor of the director nominees identified in Proposal 1 in this proxy statement and for Proposal 2.
The Notice contains instructions for telephone and Internet voting. Also, if you receive a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided. Whichever method you use, giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against Proposal 2 or abstain from voting.
You may receive more than one Notice or proxy or voting card depending on how you hold your shares. If you hold shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote.
REVOKING A PROXY
A stockholder may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Corporate Secretary of the Company (the “Corporate Secretary”) a revocation of the proxy in writing so that it is received by the Company prior to the annual meeting at 1 Court Square West, Long Island City, New York 11101. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

SOLICITATION
These proxy materials are being provided in connection with the solicitation of proxies by the Company and will first be sent to stockholders on or about May 1, 2024. In addition to this mailing, the Company’s employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
VOTES NEEDED
The vote required for Proposal 1 for the election of directors by stockholders, other than in a contested election of directors, shall be the affirmative vote of a majority of the votes cast with respect to a director nominee. For purposes of this paragraph, a ‘majority of the votes cast’ means that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director. In any contested election of directors, the nominees receiving the greatest number of the votes cast for their election, up to the number of directors to be elected in such election, shall be deemed elected. Abstentions and “broker non-votes” (as defined below) will not count as votes either ‘for’ or ‘against’ a nominee. A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is ten days prior to the date that the Company first mails its notice of meeting for such meeting to the stockholders.
Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the meeting or represented by proxy and entitled to vote on the subject matter. For Proposal 2, an abstention will have the same effect as a vote against the proposal because an abstention represents a share considered present and entitled to vote.
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions for Proposal 2 to ratify selection of the Company’s independent registered public accounting firm, the broker may vote your shares with respect to Proposal 2 at its discretion. For Proposal 1, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they will have no effect on the voting for Proposal 1 because they do not represent shares present and entitled to vote.
QUORUM
In order to carry on the business of the meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the annual meeting must be represented at the annual meeting, either by proxy or present at the internet meeting.
Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present at the meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

BOARD AND GOVERNANCE PRACTICES
OVERVIEW
The board of directors (the “Board of Directors” or the “Board”) of Altice USA currently consists of nine members: Dennis Mathew (Chairman), Patrick Drahi, David Drahi, Dexter Goei, Mark Mullen, Dennis Okhuijsen, Susan Schnabel, Charles Stewart and Raymond Svider. Each member has been nominated for election at the 2024 annual meeting of stockholders. See Proposal 1 below for more information.
As previously disclosed, on July 16, 2023, Dennis Mathew was appointed as a director of the Company to serve on the Board until the 2024 annual meeting of stockholders and until his successor is duly elected and qualified.
The following section provides an overview of our Board practices, Board committee responsibilities, leadership structure, risk oversight, governance practices and director compensation.

Board Independence	•Our Board has determined that three out of nine of our directors qualify as “independent” under the New York Stock Exchange (“NYSE”) Listing Standards.
Board Committees
•We have two committees of the Board—the Audit Committee and the Compensation Committee—each of which is composed entirely of independent directors.
•Each of our committees operates under its respective written charter and reports regularly to the Board concerning its activities.

Executive Sessions	•Our Board holds executive sessions of non-management directors. •The non-management directors specify the procedure to designate the director who will preside at each executive session.
Board Oversight of Risk
•Risk management is overseen by our Board with support from the Audit and Compensation Committees.
•Our Compensation Committee reviews whether there are risks arising from our compensation practices to ensure that those practices encourage management and other employees to act in the best interests of our stockholders.

Corporate Governance Guidelines	•Our Board operates under our Corporate Governance Guidelines, which define director qualification standards and other appropriate governance procedures.
Annual Election of Directors	•Our second amended and restated bylaws (“Second Amended and Restated Bylaws”) provide for the annual election of all directors.
Majority Voting
•In accordance with our Second Amended and Restated Bylaws, all questions presented to stockholders, other than in respect of the election of directors, are decided by the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy and entitled to vote, unless otherwise required under applicable law.
•For the election of directors by stockholders, other than in a contested election of directors, the vote required is the affirmative vote of a majority of the votes cast with respect to a director nominee.

Related Party Transactions
•Our Related Party Transaction Approval Policy requires the Audit Committee to review and approve, or take such other action as it may deem appropriate with respect to, any transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” under the related party disclosure requirements of the SEC has an interest, on the other hand.
•The Related Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the Audit Committee.

Open Lines of Communication
•Our Board promotes open and frank discussions with senior management.
•Our directors have access to all members of management and other employees and are authorized to hire outside consultants or experts at our expense.

Self-Evaluation	•Our Board and each of the Committees conduct annual self-evaluations.
Our Board
Our Board is composed of nine members, three of whom have been determined by the Board to be independent directors under applicable NYSE corporate governance standards. Mr. Dennis Mathew is the Chairman of our Board.
On August 2, 2023, we and Next Alt S.à r.l. (“Next Alt”), a wholly-owned and controlled personal holding company of Mr. Patrick Drahi, amended and restated that certain stockholders’ agreement, dated as of June 7, 2018 (the “Stockholders’ Agreement”), among us, Next Alt and A4 S.A., an entity controlled by family members of Mr. Patrick Drahi (“A4”), by entering into an Amended and Restated Stockholder Agreement, dated as of August 2, 2023 (the “A&R Stockholder Agreement”). We and Next Alt amended and restated the Stockholders’ Agreement in order to, among other things, remove (i) certain consent rights granted to Next Alt under the Stockholders’ Agreement, and (ii) references to “A4” following the transfer of ownership of A4 to Next Alt and the subsequent dissolution of A4 in October 2022.

•Under the A&R Stockholder Agreement, Next Alt has the right to designate a number of directors to the board (the “Next Alt Designees”) based on Next Alt’s voting power as follows:
◦if Next Alt, Mr. Patrick Drahi (or his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit) or any of their affiliates (collectively, the “Drahi Group”) beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock: (i) the Company will cause the Board to consist of a majority of directors nominated by Next Alt, and (ii) for so long as the Board consists of nine members, Next Alt will have the right to designate six directors to the Board;
◦if the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the Drahi Group, rounding up in the case of any resulting fractional number;
◦if the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board;
◦if a director designated by Next Alt resigns or is removed from the Board, only another director designated by Next Alt may fill the vacancy; and
◦in the event Mr. Patrick Drahi is not a member of our Board, one representative of the Drahi Group will have board observer rights so long as the Drahi Group beneficially owns, in the aggregate, at least 20% of the voting power of our outstanding capital stock.
Messrs. Patrick Drahi, David Drahi, Goei, Okhuijsen and Stewart are Next Alt Designees to our Board.
Our Board Meeting Quorum Requirements
Our Third Amended and Restated Certificate of Incorporation has the following quorum requirements for meetings of the Board:
•a majority of the number of directors then in office will constitute a quorum;
•in the event Next Alt is entitled to nominate three or more directors to the Board pursuant to the A&R Stockholder Agreement, such quorum must include (i) the Chairman of the board of managers of Next Alt nominated by Next Alt to the Board pursuant to the A&R Stockholder Agreement and two other directors nominated to the Board by Next Alt pursuant to the A&R Stockholder Agreement or (ii) in the event the Chairman of the board of managers of Next Alt is not a member of the Board, three directors nominated to the Board by Next Alt pursuant to the A&R Stockholder Agreement; and
•in the event Next Alt is entitled to nominate one or two directors to the Board pursuant to the A&R Stockholder Agreement and such directors are elected to the Board by the stockholders of the Company, a quorum must include each of the directors nominated to the Board by Next Alt pursuant to the A&R Stockholder Agreement.
MEETINGS
The Board met nine times in 2023. Each of our directors in 2023 attended at least 75 percent of the meetings of the Board and the committees of the Board on which he or she served, other than Mr. Stewart. Mr. Stewart attended two-thirds of the meetings of the Board in 2023.
We encourage our directors to attend annual meetings of stockholders. Five of our directors who served at the time of our 2023 annual meeting attended that meeting.
COMMITTEES
The Board has two standing committees: the Audit Committee and the Compensation Committee, each of which consists entirely of independent board members.
AUDIT COMMITTEE
Committee members: Messrs. Mullen (Chairman) and Svider and Ms. Schnabel currently constitute the Audit Committee.

The Audit Committee met six times in 2023.
The primary responsibilities of the Audit Committee include:
•overseeing management’s establishment and maintenance of adequate systems of internal accounting, auditing and financial controls;
•reviewing the effectiveness of our legal, regulatory compliance and risk management programs;
•reviewing certain related party transactions in accordance with the Company’s Related Party Transaction Approval Policy;
•overseeing our financial reporting process, including the filing of financial reports; and
•selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them.
Our Board has determined that each member of the Audit Committee is “independent” as defined under the listing standards of the NYSE and the requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that Mark Mullen, Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of SEC rules and regulations.
The text of our Audit Committee charter is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee. This procedure is described under “Communicating with Our Directors” below.
COMPENSATION COMMITTEE
Committee members: Messrs. Svider (Chairman) and Mullen and Ms. Schnabel currently constitute the Compensation Committee.
The Compensation Committee met four times in 2023.
The primary responsibilities of the Compensation Committee include:
•ensuring our executive compensation programs are appropriately competitive, support organizational objectives and stockholder interests and emphasize pay for performance linkage;
•evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers;
•overseeing the implementation and administration of our compensation plans; and
•reviewing our compensation arrangements to determine whether they encourage excessive risk-taking and mitigating any such risk.
The text of our Compensation Committee charter is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
Our Board has determined that each member of the Compensation Committee is “independent” and meets the independence requirements applicable to compensation committee members under the rules of the NYSE.
In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities.
The Compensation Committee has engaged a compensation consultant, Frederic W. Cook & Co. (“FW Cook”), to assist in assessing executive officer and director compensation. FW Cook’s advisory services are further described in the “Compensation Discussion and Analysis” below.
DIRECTOR NOMINATIONS
The Board has established a nomination mechanism in our Corporate Governance Guidelines. The Board is responsible for selecting the nominees for election to the Board, subject to the then-applicable terms of the A&R Stockholder Agreement.

DIRECTOR SELECTION
The Board selects new nominees for election as a director considering the following criteria:
•the then-applicable terms of the A&R Stockholder Agreement;
•personal qualities and characteristics, accomplishments and reputation in the business community;
•current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;
•ability and willingness to commit adequate time to Board and committee matters;
•the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and
•diversity of viewpoints, background and experience.
BOARD LEADERSHIP STRUCTURE
The Chairman shall have general and active management and control of the business and affairs of the Company, subject to the control of the Board and the A&R Stockholder Agreement, and shall see that all orders and resolutions of the Board are carried into effect. The positions of Chairman and CEO may be filled by one individual or by two different individuals.
The Board believes it is important to retain the flexibility to allocate the responsibilities of the offices of the Chairman of the Board and the Chief Executive Officer in such a manner as the Board considers to be in the best interests of the Company at the time, considering the individuals involved and the specific circumstances facing the Company. Currently, Dennis Mathew serves as both the Chairman of the Board and the Company’s CEO. The Company does not have a lead independent director. In light of the current circumstances of the Company, the Board has determined that a leadership structure is appropriate wherein the CEO and Chairman roles are occupied by one person because it allows the Board to fulfill its duties effectively and efficiently, without sacrificing independent review.
RISK OVERSIGHT
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from the Audit and Compensation Committees, each of which addresses risks specific to its respective areas of oversight. In particular, our Audit Committee is responsible for considering and discussing our major financial risk exposures and cybersecurity risks and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Board committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise‑level risk. The Board receives reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
CORPORATE GOVERNANCE GUIDELINES
We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted Corporate Governance Guidelines that serve as a framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of our Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, role of the chief executive officer, meetings of independent directors, committee responsibilities and assignments, director access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.
The full text of our Corporate Governance Guidelines may be viewed at our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.

CONTROLLED COMPANY
Our Class A common stock is listed on the NYSE under the ticker “ATUS”. Because Mr. Patrick Drahi owns or controls (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt and UpperNext S.C.S.p.) shares representing a majority of the voting power of our outstanding common stock, we are a “controlled company” under NYSE corporate governance rules.
As a controlled company, we are eligible for exemptions from some of the requirements of the NYSE listing rules, including:
•the requirement that a majority of our Board consist of independent directors; and
•the requirement that we have a nominating and governance committee.
Consistent with these exemptions, we do not have a majority of independent directors on our Board or a nominating and governance committee. The responsibilities that would otherwise be undertaken by a nominating and governance committee are undertaken by the full Board, or at its discretion, by a special committee established under the direction of the full Board.
Because of this control, Mr. Drahi and related parties control the outcome of any matters put before the stockholders.
DIRECTOR INDEPENDENCE
Messrs. Mullen and Svider and Ms. Schnabel have been determined by the Board to be independent directors under applicable NYSE corporate governance standards.
BOARD SELF-ASSESSMENT
The Board conducts a self-evaluation at least annually to determine whether it is functioning effectively. The Board periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively.
In addition, our Audit Committee and Compensation Committee each conduct their own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.
EXECUTIVE SESSIONS OF NON-MANAGEMENT BOARD MEMBERS
Our Corporate Governance Guidelines provide that our non-management directors meet in executive session at least quarterly, with no members of management present. The non-management directors specify the procedure to designate the director who will preside at each executive session. Non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions, but independent directors under the rules of the NYSE meet separately in executive session at least once per year.
COMMUNICATING WITH OUR DIRECTORS
The Board welcomes communications from the Company’s stockholders, and it is the policy of the Company to facilitate communication from stockholders. The Board generally believes it is in the Company’s best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to a particular Board member, by mailing such correspondence to:
Corporate Secretary
Altice USA, Inc.
Attn: General Counsel
1 Court Square West
Long Island City, NY 11101
Tel: 1-516-803-2300
Please indicate on the envelope whether the communication is from a stockholder or other interested party. The Board has instructed the Corporate Secretary and other relevant members of management to examine incoming communications and forward to the Board or individual Board members as appropriate, communications he or she deems relevant to the Board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.

CODE OF BUSINESS CONDUCT AND ETHICS
Our Board has adopted a Code of Business Conduct and Ethics for all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website. Our Code of Business Conduct and Ethics is a “code of ethics” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to or waivers of provisions of our code of ethics on our website.
The full text of the code is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Attn: Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and NYSE by certain deadlines. Based on a review of Section 16 filings with respect to our company, Mr. Goei filed one Form 4 reporting one transaction after the applicable reporting deadline in 2023.
HEDGING
We do not have a formal hedging policy and do not prohibit our directors, officers or employees from entering into hedging transactions.
DIRECTOR COMPENSATION
Compensation for our non-employee directors is determined by our Board with the assistance of the Compensation Committee. See “Director Compensation Table” below for further details on director compensation.
In March 2023, the Board granted to each of the three independent directors (Messrs. Mullen and Svider and Ms. Schnabel) an award of 39,063 restricted share units (“RSUs”) under the Amended and Restated Altice USA 2017 Long Term Incentive Plan, as amended (the “Amended and Restated Plan”). The RSUs vested 50% on March 22, 2024 and are scheduled to vest 50% on March 22, 2025, provided that such director continues to provide services to the Company on the applicable vesting date.
Our directors are also eligible to participate in the Altice USA Employee Product Benefit program, which provides discounted broadband, video and telephone services to employees and certain other service providers who reside in the Optimum footprint. In 2023, Mr. Goei was permitted to utilize Company-provided aircraft for personal use, for which he reimbursed the Company for the full cash cost of such travel.
DIRECTOR COMPENSATION TABLE
The table below shows the compensation paid to or earned by our directors for the year ending December 31, 2023. None of Messrs. Bakker, D. Drahi, P. Drahi, Fonseca, Goei, Mathew, Okhuijsen or Stewart received any compensation from us for their services as directors of our Board in 2023.
Compensation for our directors is determined by our Board with the assistance of the Compensation Committee. Each of our independent directors receives a base fee of $72,500 per year. In addition, the Audit Committee chair receives an annual fee of $32,500 and Audit Committee members each receive an annual fee of $22,500. The Compensation Committee chair receives an annual fee of $22,500 and Compensation Committee members each receive an annual fee of $5,000.

Name	Year	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Raymond Svider	2023	117,500	127,345	244,845
Mark Mullen	2023	110,000	127,345	237,345
Susan Schnabel	2023	100,000	127,345	227,345

(1)Represents the grant date fair value of RSU awards, as described in the section titled “Director Compensation” above, computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is based on the closing price of $3.26 of our Class A common stock on the grant date of March 22, 2023. As of December 31, 2023, each of our independent directors held outstanding RSU awards and option awards with respect to the following numbers of shares of Class A common stock: Mr. Svider—42,222 RSUs and 29,531 options; Mr. Mullen—42,222 RSUs and 29,531 options; and Ms. Schnabel—42,222 RSUs and 27,864 options.
On September 7, 2022, the Company and Mr. Goei mutually agreed to Mr. Goei’s resignation from his role as Chief Executive Officer of the Company and the appointment of Dennis Mathew as the Company’s new Chief Executive

Officer, effective October 3, 2022. Effective October 3, 2022, Mr. Goei was appointed as Executive Chairman of the Board, a role in which he served until March 22, 2023. In connection with his continued service to the Company during 2023, Mr. Goei was paid a base salary of $109,038 and a cash bonus of $3 million. Upon his separation from service as of March 22, 2023, Mr. Goei became entitled to (i) a cash payment of $540,000, (ii) continued vesting of his January 29, 2020 grant of 1,000,000 stock option with an exercise price of $28.36 which vested on December 27, 2023 and (iii) continued vesting of his December 29, 2021 grant of RSUs valued at $1,235,741 and 981,997 stock options with an exercise price of $15.78 which both vested on December 29, 2023. Mr. Goei is eligible for continued vesting of 380,228 RSU and 981,997 stock options with an exercise price of $15.78 on December 29, 2024, contingent upon Mr. Goei continuing to provide service to the Company on December 29, 2024.
PROPOSAL 1
ELECTION OF DIRECTORS
The Board has nominated the nine director candidates named below, all of whom currently serve as our directors, to hold office until our next annual meeting of stockholders. There are no vacancies on the Board.
The Company representatives named in the proxy intend to vote for the election of each of the director nominees below, unless you indicate on your proxy that your vote should be voted against any or all of the nominees.
Information on each of our nominees is given below.
The Board recommends you vote FOR each of the following candidates:
Dennis Mathew, 46, is Chief Executive Officer of Altice USA and has been Chairman of the Board of Altice USA since July 2023. Prior to his appointment as CEO of Altice USA in October 2022, Mr. Mathew served in various roles with Comcast Corporation, a multinational telecommunications conglomerate, including as Senior Vice President, Freedom Region from October 2021 to October 2022, and as Senior Vice President, Western New England Region from August 2019 to September 2021. Prior to that, Mr. Mathew served as Vice President and General Manager, Xfinity Home, Vice President, Xfinity Home Wholesale Product Operations, and Vice President, New Businesses for Comcast Corporation. Earlier in his career, Mr. Mathew held positions with Arthur Andersen and PricewaterhouseCoopers. Mr. Mathew earned his Bachelor of Science in economics with a concentration in finance and information management from the Wharton School of Management. Mr. Mathew’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations and telecommunications.
Patrick Drahi, 60, is a director of Altice USA and previously served as its Chairman from 2018 to 2022. Mr. Drahi founded Altice Europe N.V. and its subsidiaries (the “Altice Group”) in 2002. Mr. Drahi is a graduate from the Ecole Polytechnique and Ecole Nationale Supérieure de Télécommunications and began his professional career with the Philips Group in 1988 where he was in charge of international marketing (UK, Ireland, Scandinavia, Asia) in satellite and cable TV (DTH, CATV, MMDS). In 1991, Mr. Drahi joined the US/Scandinavian group Kinnevik‑Millisat, where he was in charge of the development of private cable networks in Spain and France and was involved in the launch of commercial TV stations in Eastern Europe. In 1993, Mr. Drahi founded CMA, a consulting firm specialized in telecommunications and media, which was awarded a mandate from BCTV for the implementation of Beijing’s full-service cable network. In addition, Mr. Drahi founded two cable companies, Sud Câble Services (1994) and Médiaréseaux (1995), where he was involved in several network deployments and buyouts. When Médiaréseaux was taken over by United Pan-Europe Communications N.V. (“UPC”) at the end of 1999, Mr. Drahi advised UPC on its M&A activities until mid-2001. Mr. Patrick Drahi is the father of Dr. David Drahi. Mr. Drahi’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and telecommunications.
David Drahi, 29, joined Altice USA as a director in 2019. Dr. Drahi is co-chief executive officer in charge of technology and new business of Altice group activities in Europe and has held that position since April 2022. Dr. Drahi graduated from the University of Oxford with a D.Phil. in Atomic and Laser Physics, obtained his Master in Optics and Photonics from the Imperial College of London, and pursued his Bachelor of Physics at Ecole Polytechnique Fédérale in Lausanne, Switzerland. His research covered the fields of Quantum Optics and Quantum Cryptography. He previously worked at Cabovisao, previously owned by Altice Europe, and Icart, a subcontractor to Altice Europe. David Drahi is Patrick Drahi's son. Dr. Drahi’s qualifications to sit on our Board include his experience in the areas of corporate strategy and operations.
Dexter Goei, 52, is a director of Altice USA. Mr. Goei served as Chief Executive Officer of Altice USA from 2016 until October 2022 and as Executive Chairman from October 2022 until March 2023. Mr. Goei was chairman of the boards of Altice USA and Altice Europe until the Distribution (as defined below) and a director of Altice Europe until

October 2018. Mr. Goei first joined the Altice Group as Chief Executive Officer in 2009, helping to lead its development and growth from a French cable operator to a multinational telecom operator with fixed and mobile assets across six different territories serving both residential and enterprise clients. Prior to joining the Altice Group, Mr. Goei spent 15 years in investment banking first with JPMorgan and then Morgan Stanley in their Media & Communications Group in New York, Los Angeles and London. He was Co‑Head of Morgan Stanley’s European Media & Communications Group when he left to join Altice. Mr. Goei is a graduate of Georgetown University’s School of Foreign Service with cum laude honors. Mr. Goei’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and telecommunications.
Mark Mullen, 59, joined Altice USA as a director in 2017. Mr. Mullen is co-founder and Managing Partner of Bonfire Ventures, founded in 2017. Mr. Mullen also founded Double M Partners in 2012 and has since served as Managing Partner. Both Bonfire and Double M are based in Los Angeles and manage venture-stage capital funds with approximately $1 billion under management. Mr. Mullen also founded Mull Capital in 2005, an evergreen fund that invests directly in startups and in other investment funds. All of the funds focus on investing in internet, media and technology with primary emphasis on business-to-business solutions, security and software. Prior to Double M Partners, Mr. Mullen served as COO of the City of Los Angeles (Economic Policy) and Senior Advisor to the then-Mayor Antonio Villaraigosa where he oversaw several of the City of Los Angeles’s assets, including the LA International Airport (LAX), LA Convention Center, the Planning and Building & Safety Departments, as well as the Office of Small Business Services. From 1993 until 2007, Mr. Mullen ran the international M&A and private equity group for Daniels & Associates, an investment bank focused on the cable TV and broadband industry. Mr. Mullen was a senior partner of Daniels when it was acquired by RBC Capital Markets in 2007 where he stayed until 2010 as Managing Director. Mr. Mullen earned his BSBA with cum laude honors from the University of Denver in 1986 and earned his Masters of Business Administration in international business from the Thunderbird School of Global Management in 1992. Mr. Mullen’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and investments, including, capital markets, capital allocation and mergers and acquisitions.
Dennis Okhuijsen, 53, joined Altice USA as a director in 2017. Mr. Okhuijsen joined the Altice Group in September 2012 and served as its CFO until October 2018. He currently serves as a senior advisor to the Altice group. Before joining the Altice Group, he was a Treasurer for Liberty Global plc from 2005 until 2012. From 1993 until 1996, he was a senior accountant at Arthur Andersen. Mr. Okhuijsen joined UPC in 1996 where he was responsible for accounting, treasury and investor relations up to 2005. His experience includes raising and maintaining non-investment grade capital across both the loan markets as well as the bond/equity capital market. In his previous capacities he was also responsible for financial risk management, treasury and operational financing. He holds a Master's of Business Economics from the Erasmus University Rotterdam. Mr. Okhuijsen’s qualifications to sit on our Board include his substantial experience in the areas of corporate finance and strategy, including capital markets and capital allocation.
Susan Schnabel, 62, joined Altice USA as a director in 2021. Ms. Schnabel is a founder and has served as the Co-Managing Partner of aPriori Capital Partners since 2014. Prior to forming aPriori Capital, Ms. Schnabel worked at Credit Suisse from 2000 to 2014 where she served as Managing Director in the Asset Management Division and Co-Head of DLJ Merchant Banking. Ms. Schnabel currently serves on the board of directors of Kayne Anderson BDC and KKR Private Equity Conglomerate LLC. She served on the board of directors of Versum Materials, Inc. from 2016 through 2019 and on the board of directors of ViewRay, Inc. from 2022 to 2023 and has significant other board experience with private and public companies. Ms. Schnabel also serves on the Cornell University Board of Trustees (Executive, Investment and Research & Innovation (chair) Committees). She recently finished her term on the California Institute of Technology Investment Committee and the Board of Directors of the US Olympic & Paralympic Foundation (Finance Committee). Ms. Schnabel received a Bachelor of Science in chemical engineering from Cornell University and a Masters of Business Administration from Harvard Business School. Ms. Schnabel's qualifications to sit on our Board include her substantial experience in the areas of corporate finance, mergers and acquisitions and strategy.
Charles Stewart, 54, is the Chief Executive Officer of Sotheby's. Mr. Stewart served as Co-President and Chief Financial Officer of Altice USA from 2015 to 2019 and has served as a director of Altice USA since 2018. Mr. Stewart joined Altice USA after 21 years of corporate, finance and investment banking experience in the United States, Latin America and Europe. Mr. Stewart previously served as Chief Executive Officer of Itau BBA International plc from 2013 until 2015, where he oversaw Itau‑Unibanco’s wholesale banking activities in Europe, the United States and Asia. Prior to that, he spent nineteen years at Morgan Stanley as an investment banker in various roles, including nine years focusing on the U.S. cable, broadcast and publishing industries. Mr. Stewart also acted as Deputy Head of Investment Banking for EMEA and was a member of the global investment banking management committee at Morgan Stanley. Mr. Stewart is a graduate of Yale University. Mr. Stewart’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations and finance.
Raymond Svider, 61, joined Altice USA as a director in 2017. Mr. Svider is the Chairman and a Partner of BC Partners. He joined BC Partners in 1992 and is currently based in New York. Over the years, Mr. Svider has participated and led investments in a number of sectors, including TMT, healthcare, industrials, business services, consumer and retail. He is currently Non-Executive Chairman of PetSmart LLC, Chairman of the Board of Chewy, Inc (NYSE “CHWY”), Chairman of the Advisory Board of The Aenova Group, Chairman of the Boards of Valtech SE and Madison Logic Inc., and also serves on the boards of Keter Group Holding Sarl, Navex Global Inc., GFL Environmental Inc. (NYSE “GFL”), GardaWorld Corporation, Presidio, Inc., and EAB Global, Inc. Mr. Svider previously served as a Director of Cyxtera Technologies, Inc., Appgate, Inc. and Intelsat S.A. (NYSE “I”). Mr. Svider is also on the Boards of the Mount Sinai Children’s Center Foundation in New York and the Polsky Center Private Equity Council at the University of Chicago, and is a Council Member on the Council of Chicago Booth. Mr. Svider received a Master of Business Administration from the University of Chicago and a Master of Science in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. Mr. Svider’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, finance and investments.

OUR EXECUTIVE OFFICERS
Our current executive officers are:

Dennis Mathew	Chief Executive Officer (CEO)
Marc Sirota	Chief Financial Officer (CFO)
Michael E. Olsen	General Counsel and Chief Corporate Responsibility Officer
Colleen Schmidt	Executive Vice President, Human Resources
Biography for Dennis Mathew is provided above in Proposal 1.
Marc Sirota, 53, is Chief Financial Officer of Altice USA. In this role, he oversees the Company’s financial and accounting matters as well as its strategic planning and analysis, internal audit, tax, investor relations and treasury activities. He joined Altice USA in February 2023 as the CFO Telecommunications and was appointed to the role of Chief Financial Officer effective March 1, 2023. Prior to joining Altice USA, Mr. Sirota served in various senior roles at Comcast Corporation, including as CFO at Division and Regional levels, Cable Assistant Controller, and Senior Vice President of Enterprise Business Intelligence. Prior to his employment with Comcast Corporation, Mr. Sirota was employed as an audit manager with Deloitte Touche Tohmatsu Limited. Mr. Sirota received his Bachelor of Science in accounting from Bloomsburg University of Pennsylvania and has completed executive studies at the Wharton School of Management. Mr. Sirota is a certified public accountant.
Michael E. Olsen, 59, is General Counsel and Chief Corporate Responsibility Officer for Altice USA. As General Counsel and Chief Corporate Responsibility Officer, Mr. Olsen is responsible for all legal affairs for the Company, as well as government and regulatory affairs, community affairs, and ESG functions. Mr. Olsen was appointed General Counsel and Chief Corporate Responsibility Officer in May 2023. Mr. Olsen had previously served as Executive Vice President, General Counsel and Secretary since October 2019. Prior to this appointment, he served as a Senior Vice President in the Altice USA Legal department where he oversaw the Company’s legal activities in support of US operations, as well supporting regulatory and legislative policies across all of the Company’s business interests. Prior to the acquisition of Cablevision by Altice, Mr. Olsen held the position of Senior Vice President, Legal Regulatory and Legislative Affairs overseeing the Company’s public policy and legal strategy at the Federal Communications Commission, Congress, and before state and local government, developing and implementing legal policy for the Company across the range of its businesses. Mr. Olsen is a former clerk to the US District Court in Los Angeles and graduate of Georgetown University (JD) and Loyola Marymount University (BBA).
Colleen Schmidt, 56, is Executive Vice President, Human Resources of Altice USA. In this role she oversees the human resources function and is charged with conceiving of and executing on organizational and HR initiatives across the Company in order to foster an efficient, high-performing workforce. Ms. Schmidt joined Altice USA through the Cablevision acquisition, where she was serving as Senior Vice President, Human Resources and Internal Communications. Prior to that, Ms. Schmidt spent almost 20 years in HR leadership roles within the electronics distribution, financial services and entertainment industries, including Vice President of Global Talent Management for Arrow Electronics, Managing Director, Human Resources for the Consumer and Global Products and Services divisions of Marsh Inc. as well as earlier roles at Home Box Office and T. Rowe Price Associates. Ms. Schmidt holds a Bachelor’s degree in psychology from the University of Virginia.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
Overview
This section discusses the material components of our executive compensation program for each of our named executive officers in 2023. Our named executive officers are:
•Dennis Mathew, Chief Executive Officer (CEO);
•Marc Sirota, Chief Financial Officer (CFO);
•Michael J. Grau, former Chief Financial Officer (former CFO);
•Michael E. Olsen, General Counsel and Chief Corporate Responsibility Officer; and
•Colleen Schmidt, Executive Vice President, Human Resources.
Effective March 1, 2023, Mr. Grau ceased his service as Chief Financial Officer of the Company. Mr. Grau remained a non-executive senior advisor to the CEO through July 3, 2023 and as a consultant to the Company, reporting to and as reasonably requested by the CFO, through March 31, 2024. Mr. Sirota was appointed to the role of Chief Financial Officer effective March 1, 2023.
The compensation discussed in this section is the compensation paid to our named executive officers with respect to their services to Altice USA in 2023.
Executive Compensation Philosophy
The Company’s executive compensation philosophy is based on the following principles:
•provide total compensation that attracts, motivates and retains individuals with the knowledge, expertise and experience required for each specific role;
•deliver an appropriate proportion of the total compensation package through variable pay elements linked to performance over the short- and long-term;
•encourage and reward performance that will lead to long-term enhancement of stockholder value; and
•take into account compensation practices in the markets in which we operate and compete for talent.
DETERMINATION OF COMPENSATION
The Compensation Committee is responsible for overseeing our overall compensation structure and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management. Compensation levels for our named executive officers are determined by the Compensation Committee within the framework of the Company’s executive compensation philosophy, as described above, and in consideration of a number of factors, such as the nature of the role, experience and performance of the individual and compensation levels for similar roles in the market. The Compensation Committee considers recommendations from our CEO regarding the compensation of our executive officers other than the CEO, and from Mr. Patrick Drahi, as a board member, regarding the CEO.
The responsibilities of the Compensation Committee are set forth in its charter. Among other responsibilities, the Compensation Committee (1) establishes our general compensation philosophy and, in consultation with management, oversees the development and implementation of compensation programs; (2) reviews and approves corporate goals and objectives relevant to the compensation of our CEO and the other executive officers of the Company who are required to file reports under Section 16(a) of the Exchange Act; (3) evaluates such executive officers’ performance in light of those goals and objectives and determines and approves their compensation levels based upon those evaluations; and (4) administers our stockholder-approved compensation plans.
ROLE OF INDEPENDENT COMPENSATION CONSULTANT
The Compensation Committee has retained FW Cook to serve as its independent compensation consultant and assist in fulfilling its responsibilities. FW Cook reports directly to the Committee, providing recommendations and advice related to all aspects of our executive compensation program. The Compensation Committee has authorized FW Cook to interact with management on behalf of the Compensation Committee as needed in connection with advising the Compensation Committee. The Compensation Committee reviewed the independence of FW Cook pursuant to NYSE and SEC rules and concluded that FW Cook was independent and its work for the Compensation Committee did not raise any conflicts of interest.
BENCHMARKING
The Compensation Committee reviewed and compared compensation for a core peer group of companies in the same general industry or industries as the Company, as well as companies of similar size and business mix to evaluate the competitiveness and appropriateness of our compensation program. For 2023, the Compensation Committee selected the following list of companies that would comprise our peer group for 2023 compensation decisions:
•AT&T Inc.
•Charter Communications, Inc.
•Comcast Corporation
•DISH Network Corporation
•Frontier Communications Parent, Inc. ("Frontier Communications")
•Lumen Technologies, Inc.
•T-Mobile US, Inc.
•Verizon Communications Inc.
The peer group for 2023 reflects the re-inclusion of Frontier Communications, following its emergence from bankruptcy. Frontier Communications' compensation data was used to assist the Compensation Committee in setting compensation levels for 2021 but was not used when setting compensation levels for 2022 because of its bankruptcy.

The Compensation Committee determined that the peer group represented an appropriate benchmark for the market for our senior executive talent, based on our business operations and competitive labor markets, and would be supplemented by third-party general industry survey data in determining appropriate pay levels for the named executive officers.

At the end of 2022, FW Cook presented to the Compensation Committee a comparison of proposed 2023 base rate of salary, projected bonus, long-term incentives and total direct compensation (defined as total cash compensation plus the value of long-term incentives) of our named executive officers against the 25th, median and 75th percentiles of similar positions in general industry survey data from a third-party provider. For Mr. Mathew, Mr. Grau and Mr. Olsen, a comparison of projected 2023 compensation against the 25th, median and 75th percentiles of actual 2021 peer group compensation (the most recent peer compensation data available at the time) was also presented. Compensation of Mr. Mathew was compared to chief executive officers in the survey and at the peer companies. Compensation of Mr. Grau, the Company’s former CFO, was compared to chief financial officers in the survey and at the peer group companies. Compensation of Mr. Olsen, the Company’s Executive Vice President, General Counsel and Secretary at the time, was compared to general counsels in the survey and at the peer group companies. Compensation of Ms. Schmidt, the Company’s Executive Vice President, Human Resources, was compared to top human resources executive roles in the survey.

The Compensation Committee set a general guideline for target total direct compensation for named executive officers at or near the median of the market data. Individual pay levels may exceed or fall below the median of the peer group, as the Compensation Committee deems appropriate, based on a number of factors including an executive’s experience, skills, and level of responsibility.

In February 2023, FW Cook presented to the Compensation Committee a comparison of the proposed 2023 starting compensation structure for Mr. Sirota, the Company's CFO, against the 25th, median and 75th percentiles of CFO positions in general industry survey data and against the peer group. Based on the compensation review, the Compensation Committee approved the proposed compensation structure for Mr. Sirota.

In May 2023, Mr. Olsen assumed additional responsibilities to lead the Company’s governmental affairs and environmental, social and governance functions in addition to his responsibilities as General Counsel. Mr. Mathew proposed to the Compensation Committee a change in Mr. Olsen’s compensation structure. The Compensation Committee reviewed a benchmarking analysis, prepared by FW Cook, that compared Mr. Olsen’s proposed compensation structure against survey data and peer group information. Based on the compensation review, the Compensation Committee approved the proposed compensation structure for Mr. Olsen.
SAY ON PAY
In accordance with the advisory vote on the frequency of the stockholder advisory vote on executive compensation submitted to stockholders at the Company’s 2019 annual meeting, the Company will hold a stockholder advisory vote on executive compensation every three years. The most recent executive compensation advisory vote was held at the Company’s 2022 annual meeting of stockholders, at which approximately 97% of the votes of holders of Class A and Class B common stock, voting together as a single class, approved the advisory vote on the compensation of the executive officers. The Compensation Committee considered the outcome of this vote for compensation when making compensation decisions for our named executive officers.
The next advisory vote on executive compensation will be held at the 2025 annual meeting of stockholders.
ELEMENTS OF COMPENSATION
BASE SALARIES
The named executive officers receive a base salary to compensate them for services provided to the Company. Base salary is intended to provide a fixed component of compensation reflecting various factors, such as the nature of the role and the experience and performance of the individual. In November 2022, the Compensation Committee reviewed the base salaries of the executive officers of the Company. Based on its review, the Compensation Committee did not make any changes to the named executive officers' base salaries at that time.
The Compensation Committee approved Mr. Sirota’s starting base salary of $500,000 as part of its overall review of his compensation structure in February 2023.
The Compensation Committee approved a base salary increase for Mr. Olsen from $400,000 to $500,000, effective March 5, 2023, and an additional increase to $575,000, effective March 1, 2024, associated with his assumption of additional responsibilities. The Compensation Committee also approved a base salary increase for Ms. Schmidt in June 2023 from $375,000 to $400,000 effective January 1, 2023.
As of December 31, 2023, Mr. Mathew’s base salary was $1,000,000, Mr. Sirota’s base salary was $500,000, Mr. Olsen’s base salary was $500,000 and Ms. Schmidt’s base salary was $400,000.
ANNUAL BONUS
Under our executive compensation program, the Compensation Committee grants annual cash bonus incentive opportunities to executive officers and other members of management. For 2023, each of our named executive officers was eligible to earn an annual performance-based cash bonus under the Altice USA Short Term Incentive Compensation Plan (the “Short Term Incentive Plan”). The purpose of the Short Term Incentive Plan is to motivate and reward our executive officers by making a portion of their cash compensation dependent upon certain Company, corporate, business unit and individual performance goals.
The Compensation Committee reviews the target bonus levels of the named executive officers at least annually. The Compensation Committee evaluates each executive’s performance and responsibilities and may adjust executive target bonus levels accordingly. The Compensation Committee set the following bonus targets for the named executive officers for 2023: Mr. Mathew—$2,000,000 (maximum payout of $4,000,000); Mr. Sirota—$500,000 (maximum payout of $1,000,000); Mr. Grau—$400,000 (maximum payout of $800,000); Mr. Olsen—$400,000 (maximum payout of $800,000); and Ms. Schmidt—$400,000 (maximum payout of $800,000). As a result of Mr. Olsen’s increase in base salary, effective March 5, 2023, Mr. Olsen’s 2023 bonus target increased from $400,000 to $463,846 (maximum payout of $927,692).

The 2023 annual cash bonus incentive opportunity for our named executive officers under the Short Term Incentive Plan was based on Altice USA financial, divisional and operational results as set forth below:

Performance Area	Performance Metrics(1)	Weight	Payout Range
Financial	Adjusted EBITDA	25%	0% – 200%
Divisional	Divisional Performance	50%	0% - 200%
Operational	Discretionary Objectives	25%	0% – 200%
Total		100%	0% – 200%

(1)Results below the minimum or above the maximum receive no payout or maximum payout, respectively. The Compensation Committee has the discretion to adjust downward or upward (to a maximum of 200%) for individual performance and other factors.

The Divisional performance metric is designed to reflect the performance of the Company’s different business divisions. The Divisional performance metric is earned based on the weighted average payout score of the Company's Telecommunication bonus plan (80% weight) and the News & Advertising bonus plan (20% weight). The Operational performance metric is a discretionary measure based on the overall effectiveness of our corporate departments in supporting the Company's financial and operational objectives for the fiscal year, as determined by the Compensation Committee.
For our corporate leaders, including our named executive officers, these performance areas resulted in a payout score equal to 101.6% of target bonus, reflecting a Financial payout score of 27.0%, a Divisional payout score of 49.6% and an Operational payout score of 25.0%. The actual Adjusted EBITDA of $3,608,890 exceeded the target Adjusted EBITDA of $3,574,000.
The Compensation Committee approved discretionary individual performance adjustments to certain of the executive officers' 2023 bonus payouts. The Committee approved a total bonus payout (inclusive of the individual performance adjustments) equal to 150% of the target bonus for Mr. Mathew ($3,000,000), 150% of the target bonus for Mr. Sirota ($750,000), 125% of the target bonus for Mr. Olsen ($579,808) and 125% of the target bonus for Ms. Schmidt ($499,399). The discretionary bonus amounts included in the total bonus payout equal $968,000 for Mr. Mathew, $242,000 for Mr. Sirota, $108,540 for Mr. Olsen and $93,488 for Ms. Schmidt. In accordance with Mr. Grau’s separation agreement, Mr. Grau’s bonus payout was equal to 101.6% of his target bonus based on actual base salary paid in 2023 ($212,579).
The definition of Adjusted EBITDA is described in the section titled “Description of Non-GAAP Financial Measures” below.
LONG TERM INCENTIVES
The Compensation Committee designs our executive compensation program to achieve the objectives described above under “Executive Compensation Philosophy”. We grant equity awards to encourage an ownership culture and align management with stockholders’ interests.
The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders. Because substantially all of our outstanding stock options granted under the Amended and Restated Plan have exercise prices above the recent trading prices of our common stock, the Board, the Compensation Committee and management determined these stock options no longer provide a meaningful compensatory opportunity to the holders of such stock options and, accordingly, are no longer effective as incentives to retain and motivate our employees.
To increase the retention and motivational value of the equity awards held by eligible employees of the Company, on December 16, 2022, the Board approved, and on December 29, 2022, Next Alt, as our stockholder holding a majority of the voting power of our outstanding capital stock, approved a stock option exchange program pursuant to which eligible employees were provided the opportunity to exchange eligible stock options for a number of RSUs and deferred cash-denominated awards (“DCA”) that may be settled on the vesting date in cash or shares of Class A common stock, as determined in the Compensation Committee’s discretion (the “Exchange Offer”). The RSUs and DCAs vest in equal installments on each of March 1, 2024 and 2025, provided that the recipient continues to provide services to the Company through the applicable vesting date. The Exchange Offer commenced on January 30, 2023 and closed on March 1, 2023. Mr. Mathew and Mr. Sirota were not eligible to participate in the Exchange Offer. Each of Messrs. Grau and Olsen and Ms. Schmidt participated in the Exchange Offer. Mr. Grau exchanged 1,687,827 options and received 241,116 RSUs and a DCA valued at $2,411,190; Mr. Olsen exchanged 1,278,196 options and received 182,597 RSUs and a DCA valued at $1,826,004; and Ms. Schmidt exchanged 997,430 options and received 142,489 RSUs and a DCA valued at $1,424,904.
In March 2023, the Compensation Committee approved a new long-term incentive program (the “2023 LTIP”) pursuant to the Amended and Restated Plan. The 2023 LTIP includes two components: (1) RSUs and (2) cash performance awards (“CPAs”), which are cash-denominated awards that may be settled on the vesting date in cash or shares of Class A common stock, as determined in the Compensation Committee’s discretion. The RSUs vest in equal installments on each of March 1, 2024, 2025 and 2026, provided that the recipient continues to provide services to the Company through the applicable vesting date. The CPAs vest, if at all, based on the Company’s achievement of revenue and Adjusted EBITDA targets during the performance period from January 1, 2023 through December 31, 2025, provided that the recipient continues to provide services to the Company through the date achievement is certified by the Compensation Committee. Messrs. Mathew and Grau did not participate in the 2023 LTIP. Mr. Olsen was granted 251,256 RSUs and a CPA valued at $1,000,000 and Ms. Schmidt was granted 157,035 RSUs and a CPA valued at $625,000.
In connection with Mr. Sirota’s employment with the Company, on March 17, 2023, Mr. Sirota was granted an initial equity award of 753,769 RSUs, vesting in equal installments on March 1, 2024, 2025 and 2026, provided he continues to provide services to the Company through the applicable vesting date, and a CPA valued at $3,000,000.
On June 29, 2023, Mr. Olsen received an additional equity award of 146,484 RSUs, that will vest in equal installments on each of June 29, 2024, 2025 and 2026, provided he continues to provide services to the Company through the applicable vesting date, and an additional CPA valued at $375,000.
The Compensation Committee will continue to evaluate on an annual basis the alignment of management’s interests with stockholders’ interest, along with the retentive value of our executives’ long-term incentive compensation and may provide additional equity grants to our senior leaders, including our named executive officers, in the future.
BENEFITS
The named executive officers are eligible to participate in the health and welfare benefit plans made available to the other benefits-eligible employees of the Company, including medical, dental, vision, life insurance and disability coverage, while employed with the Company.
The named executive officers are eligible to participate in the Altice USA 401(k) Savings Plan and may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis and after-tax basis. The Company matches 100% of the first 4% of eligible pay contributed by participating employees. In addition, the Company may make an additional discretionary year-end contribution. Any discretionary year-end contribution, if approved by the Company, will be provided to all eligible participants who are active on the last day of the plan year and who complete 1,000 hours of service in such plan year. Company contributions to the Altice USA 401(k) Savings Plan are subject to vesting limitations for the first three years of employment.
The Company also sponsors the Cablevision Excess Savings Plan, a non-qualified deferred compensation plan, in which certain of our named executive officers participate. Effective December 31, 2016, the Cablevision Excess Savings Plan was frozen to new participants and Company contributions. The Company maintains the Cablevision Cash Balance Pension Plan, a tax-qualified defined benefit plan, and the Cablevision Excess Cash Balance Plan, a non-qualified defined benefit plan for participants whose benefits in the qualified plan are limited by applicable Internal Revenue Service limitations. Effective December 31, 2013, the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan were frozen to new participants and future benefit accruals, except for certain employees covered by a collective bargaining agreement for whom accruals were frozen as of April 15, 2015. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment.
PERQUISITES
The Company provides certain perquisites to our named executive officers, which it has determined are appropriate for recruitment and retention. On occasion, our named executive officers may utilize the Company-provided aircraft for personal use, for which they reimburse the Company for the full cash cost of such travel. Immediate family members may accompany our named executive officers on business travel. The Company purchases tickets for sporting and entertainment events for business use; on the occasion the tickets are unused, they are available for personal use by our employees, including our named executive officers. Our named executive officers are also eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits-eligible employees who reside in the Optimum footprint with discounted broadband, video and telephony services. In addition, in connection with Mr. Mathew’s appointment as our CEO, he received certain relocation-related benefits in 2023 pursuant to the terms of his employment agreement with the Company and the Company’s executive-level relocation benefit program. In connection with Mr. Sirota’s appointment as our CFO, he received certain relocation-related benefits in 2023 pursuant to the terms of his employment offer letter with the Company and the Company’s executive-level relocation benefit program. Beginning in 2024, the Company is making available complimentary executive health exams for Executive Vice Presidents and above, including our named executive officers. See the “Summary Compensation Table” below for further information on the perquisites provided to our named executive officers during 2023.
POST-TERMINATION COMPENSATION
Our named executive officers have helped build the Company into the successful enterprise that it is today and we believe that post‑termination benefits are integral to the Company’s ability to attract and retain qualified executives. Our named executive officers were eligible for severance benefits in 2023 under the Altice USA Severance Benefits Policy, which is available to all eligible employees who qualify for such benefits. All severance benefits payable under the severance policy would be conditioned on the employee executing a separation agreement with the Company, including a release of claims and any other terms and conditions that the Company may require. For a description and quantification of the severance and other benefits payable to each of the named executive officers under the different circumstances of termination, please see “Payments on Termination or Change of Control” below.
AGREEMENTS WITH OUR NEOS
The Company entered into an employment agreement with Mr. Mathew in 2022 and an offer letter with Mr. Sirota in 2023. The Company also entered into a transition agreement with Mr. Grau, the terms of which are described below. The Company does not have employment agreements with any other named executive officers.
Mathew Employment Agreement
Pursuant to the Employment Agreement by and between Mr. Mathew and the Company, dated September 7, 2022, Mr. Mathew will receive (i) an annual base salary of $1,000,000; (ii) an annual target bonus opportunity of $2,000,000 (provided that (x) with respect to 2022, his annual bonus will be prorated and deemed earned at 100% and (y) with respect to 2023, his annual bonus will be not less than $1,000,000), subject to continued employment through the date of payment; and (iii) following the second anniversary of the grant date of his initial equity award described below, eligibility to participate in the Company’s annual long-term incentive program, with an annual target award opportunity of $5,000,000. In connection with his hire by the Company, Mr. Mathew received: (I) a sign-on cash bonus of $850,000 plus an additional make-whole payment (up to $175,000) with respect to certain forfeitures in transitioning his employment; (II) an initial equity grant with an aggregate grant date value of $20,000,000, 50% in the form of stock options and 50% in the form of restricted stock units, in each case, vesting 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date; and (III) executive-level relocation benefits, including temporary housing for a period of up to 24 months, not to exceed $750,000 in the aggregate. Items (I) and (III) are subject to clawback if Mr. Mathew is terminated for Cause (as defined in the Employment Agreement) or resigns without Good Reason (as defined in the Employment Agreement) in the two-year period following Mr. Mathew’s start date with the Company. Mr. Mathew may receive a tax gross up for taxes owed on the additional make-whole amount with respect to certain forfeitures in transitioning his employment up to a maximum of $140,000. In March 2024, the Compensation Committee approved an acceleration of a previous grant of RSUs to Mr. Mathew under his employment agreement, to better align its vesting timeline with that of other grants. The grant, which was scheduled to vest in March of 2025, was accelerated to March 2024.

If Mr. Mathew’s employment with the Company is terminated by the Company without Cause or he resigns for Good Reason, in addition to any accrued rights, Mr. Mathew will be entitled to receive, subject to his compliance with restrictive covenants in favor of the Company and execution of a release of claims against the Company: (i) 12 months of continued base salary and Company-subsidized COBRA coverage; (ii) payment of any earned but unpaid annual bonus for the year prior to his termination and a prorated annual bonus based on actual performance for the year in which his termination occurs, in each case payable when such annual bonuses are paid to similarly situated employees of the Company; and (iii) subject to Compensation Committee approval, certain prorated vesting of outstanding unvested time-vesting equity awards. If Mr. Mathew’s employment with the Company terminates due to his death or disability, subject to compliance with restrictive covenants and execution of a release, he (or his estate) will be entitled to the bonus payments described in this paragraph and three months of continued base salary.

Sirota Offer Letter
Pursuant to the offer letter, dated February 5, 2023 (as amended), between Mr. Sirota and the Company, Mr. Sirota will receive: (i) an annual base salary of $500,000; (ii) an annual target bonus opportunity of 100% of base salary, subject to continued employment through the date of payment; and (iii) beginning in 2024, eligibility to participate in the Company’s annual long-term incentive program, with an annual target award opportunity of $2,000,000. In connection with his hire by the Company, Mr. Sirota received: (I) a sign-on cash bonus of $200,000 (reimbursable upon voluntary resignation or for Cause termination prior to the second anniversary of start date); (II) an initial equity grant of restricted stock units with an aggregate grant date value of $3,000,000, vesting in equal installments on March 1, 2024, March 1, 2025 and March 1, 2026; (III) a cash performance award with an aggregate grant date value of $3,000,000, with an anticipated vesting date in March 2026 subject to achievement of certain Company financial and performance metrics to be determined by the Board; and (IV) executive-level relocation benefits, including monthly installment payments of $20,000 for up to six months. Mr. Sirota is subject to all clawback policies adopted by the Company.
If Mr. Sirota’s employment with the Company is terminated by the Company without Cause (as defined in his offer letter), Mr. Sirota will be entitled to receive separation benefits under the Company’s Severance Plan, subject to his execution of a separation agreement and release of claims in favor of the Company, which will include: (i) 12 months of continued base salary; (ii) payment of any earned but unpaid annual bonus for the year prior to his termination and, if termination occurs on or after July 1, a prorated annual bonus based on actual business performance for the year in which his termination occurs but without adjustment for personal performance, in each case payable when such annual bonuses are paid to similarly situated employees of the Company; and (iii) three months of Company-subsidized COBRA coverage.
Grau Transition Agreement
Pursuant to the Transition Agreement by and between Mr. Grau and the Company, dated February 22, 2023, while employed as Senior Advisor to the CEO, Mr. Grau continued to receive his annual base salary of $400,000 and remained eligible to participate in the Company’s benefit plans. Upon his separation of employment, subject to his compliance with restrictive covenants in favor of the Company and execution of a release of claims against the Company, Mr. Grau was entitled to receive: (i) $400,000, payable in installments over the 12-month period following his separation of employment; (ii) his prorated annual bonus for 2023 (target of 100% of base salary) based on actual business performance but without adjustment for personal performance, payable when such annual bonuses are paid to similarly situated employees of the Company; (iii) three months of Company-subsidized COBRA coverage; and (iv) outplacement services. In addition, as compensation for Mr. Grau’s post-separation services to the Company as a consultant, Mr. Grau remained eligible to vest in the equity awards granted to him by the Company and outstanding as of July 3, 2023 in accordance with the terms of such awards while providing such services to the Company through the date on which Mr. Grau’s consulting services terminate.
CLAWBACK
The Amended and Restated Plan provides that the Company may take action to recover awards granted under the Amended and Restated Plan, payments made pursuant to the Amended and Restated Plan and any gains realized upon exercise or settlement of an award under the Amended and Restated Plan as permitted or mandated by applicable law, rules, regulations or any Company policy. In October and November of 2023, respectively, the Compensation Committee and Board approved the Company’s Dodd-Frank Clawback Policy.
TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”), establishes a $1 million limit on the amount that a publicly held corporation may deduct for compensation paid to “covered employees”. Pursuant to the Tax Cuts and Jobs Act, the definition of “covered employees” under Section 162(m) was amended to include a company’s chief financial officer. As such, “covered employees” now includes the chief executive officer, chief financial officer and the next three most highly paid named executive officers in a taxable year. Once an officer is a “covered employee,” his or her compensation from the Company at any time will remain subject to Section 162(m). Further, the Tax Cuts and Jobs Act repealed the exclusion for “qualified performance-based compensation” under Section 162(m), except for compensation payable pursuant to a binding arrangement in place before November 2, 2017. Accordingly, the Company’s tax deduction with regard to the compensation of “covered employees” is limited to $1 million per taxable year.

DESCRIPTION OF NON-GAAP FINANCIAL MEASURES
The Non-GAAP financial measures disclosed here are measures with respect to Altice USA performance used as performance targets in 2023 compensation programs in which the named executive officers of the Company participate.
Adjusted EBITDA: Net income (loss) excluding income taxes, non-operating income or expenses, gain (loss) on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, net, depreciation and amortization, share-based compensation, restructuring, impairments and other operating items (such as significant legal settlements and contractual payments for terminated employees).
REPORT OF COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, we have recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Members of the Compensation Committee
Raymond Svider (Chair)	Mark Mullen	Susan Schnabel

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid to or earned by each of our named executive officers for services to Altice USA for the year ending December 31, 2023.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Dennis Mathew	2023	1,000,000	968,000	—	—	2,032,000	—	327,478	4,327,478
CEO	2022	230,769	1,343,151	10,637,931	10,000,000	—	—	306,564	22,518,415
Marc Sirota	2023	421,154	442,000	5,547,739	—	508,000	—	465,915	7,384,808
CFO
Michael J. Grau (6)(7)	2023	209,231	—	3,426,288	—	212,579	28,179	178,723	4,055,000
Former CFO	2022	400,000	—	—	—	400,000	(7,629)	12,215	804,586
	2021	400,000	—	5,014,015	4,890,955	133,200	3,561	11,246	10,452,977
Michael E. Olsen	2023	463,846	108,540	5,249,646	—	471,268	31,555	12,400	6,337,255
EVP, General Counsel	2022	400,000	—	—	—	400,000	(7,831)	12,200	804,369
and CCRO	2021	400,000	—	3,471,240	3,386,046	133,200	4,278	11,600	7,406,364
Colleen Schmidt	2023	399,519	93,488	3,180,561	—	405,911	—	13,200	4,092,679
EVP, Human Resources	2022	374,519	—	—	—	374,519	—	12,200	761,238
	2021	350,000	—	2,314,171	2,257,366	116,550	—	11,600	5,049,687

(1)Represents sign-on Bonus of $200,000 for Mr. Sirota and approved discretionary individual performance bonuses, as described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis.
(2)Represents the aggregate grant date fair value of RSUs, CPAs and DCAs awards granted, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is based on the closing price of our Class A common stock on the grant date for each award. The grant date fair value of the CPAs is equal to the target value. The grant date fair value of the DCAs equals the DCA value.
(3)The 2023 amounts reflect the formula-based portion of annual bonus, as described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis.

(4)Represents the aggregate change in actuarial present value of our defined benefit plans as described in “Pension Benefits” below.
(5)For 2023, this column represents, for each individual, a matching contribution and/or Company discretionary contribution made by the Company on behalf of such individual under the Company’s 401(k) Plan. In addition, this amount includes the cost of transitional housing benefits for Mr. Mathew in the amount of $314,278 (inclusive of $145,645 tax gross-up) and for Mr. Sirota this amount includes $120,000 for transitional housing benefits and relocation related benefits of $333,407 (inclusive of $139,682 tax gross-up). Our named executive officers have access to Company-provided aircraft for personal use. To the extent our executives (or their guests) use Company-provided aircraft for personal travel, they reimburse the Company for the full cash cost to the Company associated with such travel, and the Company has no other incremental costs for this travel. In addition, the named executive officers are eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits‑eligible employees who reside in the Optimum footprint with discounted pay television, broadband and telephone services. The Company purchases tickets for sporting and entertainment events for business use; if tickets are unused, they are available for personal use by our employees, including the named executive officers. There is no incremental cost to the Company for these benefits.
(6)For Mr. Grau all other compensation also includes severance in the amount of $169,231.
(7)50% of Mr. Grau’s stock awards awarded in 2023 forfeited at the end of the advisory period on March 31, 2024.
GRANTS OF PLAN-BASED AWARDS
The table below presents information regarding awards granted in 2023 to each named executive officer under the Amended and Restated Plan and the Short Term Incentive Plan in which the named executive officers participated.

Name	Grant date	Compensation Committee action date	Estimated future payouts under non-equity incentive plan awards(1)		Estimated future payouts under equity incentive plan awards(2)		All other stock awards: Number of shares of stock or units(#) (3)	Grant date fair value of stock and option awards ($)(4)
			Target ($)	Maximum ($)	Target ($)	Maximum ($)	Target (#)
Dennis Mathew			2,000,000	4,000,000

Marc Sirota			500,000	1,000,000
	3/17/23	3/17/23					753,769	2,547,739
	3/17/23	3/17/23			3,000,000	6,000,000		3,000,000

Michael J. Grau (5)			400,000	800,000
	3/1/23	12/15/22					241,116	1,015,098
	3/1/23	12/15/22						2,411,190

Michael E. Olsen			463,846	927,692
	3/1/23	12/15/22					182,597	768,733
	3/1/23	12/15/22						1,826,004
	3/17/23	3/17/23					251,256	849,245
	3/17/23	3/17/23			1,000,000	2,000,000		1,000,000
	6/29/23	3/17/23					146,484	430,663
	6/29/23	3/17/23			375,000	750,000		375,000

Colleen Schmidt			400,000	800,000
	3/1/23	12/15/22					142,489	599,879
	3/1/23	12/15/22						1,424,904
	3/17/23	3/17/23					157,035	530,778
	3/17/23	3/17/23			625,000	1,250,000		625,000

(1)These columns show the target and maximum payouts under the Short Term Incentive Plan based on 2023 metrics and performance criteria described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis. The Short Term Incentive Plan can be

paid at zero and is not considered to have a threshold payout. Payments were made in March 2024 for 2023 performance. Actual amounts paid are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)These columns show the target CPAs awarded in 2023 and maximum amounts payable, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis. The CPAs will vest, if at all, based on the Company’s achievement to targets during the performance period from January 1, 2023 through December 31, 2025, provided that the recipient continues to provide services to the Company through the date achievement is certified by the Compensation Committee.
(3)Represents the number of RSUs granted in 2023, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718. The RSUs will vest in equal installments on each of March 1, 2024, 2025 and 2026, provided that the recipient continues to provide services to the Company through the applicable vesting date.
(4)Represents the grant date fair value of RSUs, CPAs and DCAs granted in 2023, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. The CPA and DCA each can be settled on the vesting date in cash or shares of Class A common stock, as determined in the Compensation Committee’s discretion .The grant date fair value of the RSUs is based on the closing price of our Class A common stock on the grant date for each award (March 1, 2023 grant date - $4.21, March 17, 2023 grant date - $3.38, and June 29, 2023 grant date - $2.94). The grant date fair value of the CPAs is equal to the target value. The grant date fair value of the DCAs equals the DCA value.
(5)50% of Mr. Grau’s stock awards awarded in 2023 forfeited at the end of the advisory period on March 31, 2024.
AMENDED AND RESTATED ALTICE USA 2017 LONG TERM INCENTIVE PLAN
The Company maintains the Amended and Restated Plan to provide for equity awards to officers, employees and consultants. Under the Amended and Restated Plan, the Company may grant awards of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock units and other awards. Under the Amended and Restated Plan, awards may be granted to officers, employees and consultants of the Company or any of its affiliates. The Amended and Restated Plan will be administered by the Company’s Board, subject to the provision of the A&R Stockholder Agreement. The Board has delegated this authority to the Compensation Committee. The Compensation Committee has the full power and authority to, among other things, select eligible participants, grant awards in accordance with the Amended and Restated Plan, determine the number of shares subject to each award or the cash amount payable in connection with an award and determine the terms and conditions of each award. The maximum aggregate number of shares of Class A common stock that was authorized for issuance under the Amended and Restated Plan is 89,879,291. The Board has the authority to amend, suspend or terminate the Amended and Restated Plan. No amendment, suspension or termination will be effective without the approval of the Company’s stockholders if such approval is required under applicable laws, rules and regulations.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below presents (i) the number of stock options awarded under the Amended and Restated Plan, (ii) the number of performance stock units “PSUs” awarded under the Amended and Restated Plan, (iii) the number of RSUs awarded under the Amended and Restated Plan, (iv) the number of DCAs awarded under the Amended and Restated Plan, and (v) the amount of CPAs awarded under the Amended and Restated Plan, in each case as of December 31, 2023.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (4)

Dennis Mathew		3,144,654 (5)	5.80	10/26/2032
					1,724,138 (6)	5,603,449

Marc Sirota					753,769 (7)	2,449,749
							3,000,000 (8)	3,000,000

Michael J. Grau							64,920 (9)(11)	210,990
							158,200 (10)(11)	514,150
					102,979 (11)	334,682
					241,116 (12)	783,627
					2,411,190 (13)	2,411,190

Michael E. Olsen							51,936 (9)	168,792
							126,560 (10)	411,320
					71,293 (14)	231,702
					182,597 (15)	593,440
					1,826,004 (16)	1,826,004
					251,256 (7)	816,582
					146,484 (17)	476,073
							1,000,000 (8)	1,000,000
							375,000 (8)	375,000

Colleen Schmidt							41,116 (9)	133,627
							100,193 (10)	325,627
					47,529 (14)	154,469
					142,489 (15)	463,089
					1,424,904 (16)	1,424,904
					157,035 (7)	510,364
							625,000 (8)	625,000

(1)Represent the number of RSUs and the number of DCAs awarded under the Amended and Restated Plan as of December 31, 2023.
(2)Represents the value of each RSU based upon the December 29, 2023 Altice USA closing price of $3.25 and the fair market value of DCAs equals the DCA value.
(3)Represents the number of performance stock units PSUs and CPAs awarded under the Amended and Restated Plan as of December 31, 2023.
(4)Represents (i) the reported value of each PSU based upon the December 29, 2023 Altice USA closing price of $3.25. The NEOs holding PSUs will not realize any value with respect to the PSUs unless the applicable vesting conditions are met, as described in footnotes 7 and 8 to this Outstanding Equity Awards at Fiscal Year-End Table and (ii) the fair market value of CPA is equal to the target value of the CPA.
(5)50% of these options will vest on October 26, 2024; 25% will vest on October 26, 2025; and 25% will vest on October 26, 2026.
(6)50% of these shares will vest on October 26, 2024; 25% will vest on October 26, 2025; and 25% will vest on October 26, 2026.
(7)1/3 of shares vested on March 1, 2024, 1/3 of shares will vest on March 1, 2025 and 1/3 of shares will vest on March 1, 2026.
(8)The CPAs will vest, if at all, based on performance period from January 1, 2023 through December 31, 2025. These are payable in March 2026.
(9)These performance share units will vest on the first day following the dates on which the 30-day volume weighted average trading price of a Share equals or exceeds $50.00.
(10)These performance share units will vest on the first day following the dates on which the 30-day volume weighted average trading price of a Share equals or exceeds $60.00.
(11)100% of shares forfeited at end of advisory period on March 31, 2024.

(12)1/2 of shares vested on March 1, 2024 and 1/2 forfeited at end of advisory period on March 31, 2024.
(13)1/2 of DCA vested on March 1, 2024 and 1/2 forfeited at end of advisory period on March 31, 2024.
(14)100% of shares will vest on December 29, 2024.
(15)1/2 of shares vested on March 1, 2024 and 1/2 of shares will vest on March 1, 2025.
(16)1/2 of DCA award vested on March 1, 2024 and 1/2 will vest on March 1, 2025.
(17)1/3 of shares will vest on June 29, 2024, 1/3 of shares will vest on June 29, 2025 and 1/3 of shares will vest on June 29, 2026.
OPTION EXERCISES AND STOCK VESTED
The table below presents information regarding the value of the RSUs that vested in 2023 for each of the named executive officers. None of the named executive officers exercised stock options with respect to Altice USA in 2023.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Dennis Mathew	—	—
Marc Sirota	—	—
Michael J. Grau	102,978	334,679
Michael E. Olsen	71,293	231,702
Colleen Schmidt	47,529	154,469

(1)The “value realized” upon the vesting of these RSUs is equal to the number of shares of Class A common stock received multiplied by the NYSE closing stock price of Class A common stock on the date of vesting or the first business day following the date of vesting if the date vesting falls on a NYSE non-trading day. The NYSE closing price on December 29, 2023 was $3.25.
PENSION BENEFITS
The table below shows the actuarial present value of accumulated benefits payable under our qualified and nonqualified defined benefit pension plans as of December 31, 2023 for Mr. Grau and Mr. Olsen, who are the sole named executive officers who are eligible to participate in such plans.

Name	Plan	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(2)
Michael J. Grau	Cablevision Cash Balance Pension Plan	21	204,408
	Cablevision Excess Cash Balance Plan	21	28,211
Michael E. Olsen	Cablevision Cash Balance Pension Plan	21	206,889
	Cablevision Excess Cash Balance Plan	21	66,832

(1)Years of service are calculated based on elapsed time while a member of the plan. Actual elapsed time as an employee of Cablevision and Altice USA is 22 years for both Messrs. Grau and Olsen.
(2)Assumes Messrs. Grau and Olsen will take a lump-sum payment of benefits at retirement. The lump-sum payment was determined by crediting the December 31, 2023 account balances with an assumed interest crediting rate of 4.69% until an assumed retirement age of 65. The present value of accumulated benefits was calculated using a discount rate of 5.10%.
CABLEVISION CASH BALANCE PENSION PLAN
The Cablevision Cash Balance Pension Plan is a tax-qualified defined benefit plan that was amended, effective December 31, 2013, to freeze participation and benefit accruals for all legacy Cablevision employees except certain employees covered by a collective bargaining agreement. Effective April 15, 2015, the plan was further amended to freeze participation and benefit accruals for the remaining employees covered by the collective bargaining agreement. Messrs. Grau and Olsen are the only named executive officers with an accrued benefit under the Cablevision Cash Balance Pension Plan.
A notional account is maintained for each participant under the plan, which is credited with monthly interest credits based on the average of the annual rate of interest on the 30‑year U.S. Treasury Bonds for the months of September, October and November of the prior year. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their accounts. Upon retirement or other termination of employment with the Company, the participant may elect a distribution of the vested portion of the account. The normal form of benefit payment for an unmarried participant is a single life annuity and the normal form of benefit payment for a married participant is a 50% joint and survivor annuity. The participant, with spousal consent if applicable, can waive the normal form and elect to receive a single life annuity or a lump sum in an amount equal to the cash balance account.

CABLEVISION EXCESS CASH BALANCE PLAN
The Cablevision Excess Cash Balance Plan is a non-qualified defined benefit plan that is intended to provide eligible participants, including Messrs. Grau and Olsen, with the portion of their benefits that cannot be paid to them under the Cablevision Cash Balance Pension Plan due to Internal Revenue Code limits applicable to tax-qualified plans. Effective December 31, 2013, the Cablevision Excess Cash Balance Plan was amended to freeze participation and future benefit accruals for all employees. Messrs. Grau and Olsen are the only named executive officers with an accrued benefit under the Cablevision Excess Cash Balance Pension Plan.
The Company maintains a notional excess cash balance account for each eligible participant and credits each excess cash balance account monthly with interest at the same rate used under the Cablevision Cash Balance Pension Plan. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their excess cash balance account. The excess cash balance account, to the extent vested, is paid in a lump sum to the participant as soon as practicable following his or her retirement or other termination of employment with the Company.
NONQUALIFIED DEFERRED COMPENSATION TABLE
The table below shows the aggregate earnings and account balance information under non-qualified deferred compensation plans for Messrs. Grau and Olsen and Ms. Schmidt, who are the sole named executive officers eligible to participate in such plan.

Name	Plan	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Michael J. Grau	Cablevision Excess Savings Plan	4,451	169,406
Michael E. Olsen	Cablevision Excess Savings Plan	5,957	226,715
Colleen Schmidt	Cablevision Excess Savings Plan	1,142	43,455
The Cablevision Excess Savings Plan is a non-qualified deferred compensation plan that operates in conjunction with the Cablevision 401(k) Savings Plan. Effective December 31, 2016, the Cablevision Excess Savings Plan was frozen (i.e., no future employee or Company contributions are permitted under the Cablevision Excess Savings Plan for 2017 and thereafter). Participant notional account balances continue to be credited monthly with the rate of return earned by the stable value investment option available under the Altice USA 401(k) Savings Plan.
Messrs. Grau and Olsen and Ms. Schmidt are the only named executive officers with an account balance in the Cablevision Excess Savings Plan.
A participant is always fully vested in the participant’s own contributions and vests in the Company contributions over three years from date of hire (subject to full vesting upon death, disability or retirement after attaining age 65). Distributions are made in a lump sum as soon as practicable after the participant’s termination of employment with the Company.
PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
In the event of certain termination events during 2023, eligible employees, including our named executive officers, would have been eligible to receive certain severance benefits under the Altice USA Severance Benefits Policy, which provides for severance benefits when a position is eliminated due to restructuring or reorganization. Severance amounts are based on two weeks of base salary for every completed year of service with a minimum of 52 weeks of base salary for senior vice presidents and above, 26 weeks for vice presidents and directors, and four weeks for all other eligible employees and an overall maximum of 52 weeks of base salary. Employees who were enrolled in the Company’s health plans at the time of termination are eligible to receive subsidized COBRA continuation for up to three months. Bonus‑eligible exempt employees, including the named executive officers, would have been eligible to receive a prorated 2023 annual bonus based on actual 2023 plan performance if a qualifying termination of employment occurred after June 30, 2023. Severance is subject to non-competition and non-solicitation restrictive covenants. In the event of termination for cause, voluntary termination, retirement, death or disability, none of the named executive officers would have been entitled to any severance payments as of December 31, 2023.
In addition, Mr. Mathew and Mr. Sirota are eligible to receive certain termination benefits under the terms of their employment agreement or offer letter, as applicable, with the Company. Mr. Grau received certain severance benefits under the terms of his transition and separation agreements with the Company upon his separation from service with the Company. These benefits included (i) $400,000, payable in installments over the 12-month period;

(ii) his prorated annual bonus for 2023 (target of 100% of base salary) based on actual business performance but without adjustment for personal performance, payable when such annual bonuses are paid to similarly situated employees of the Company; (iii) three months of Company-subsidized COBRA coverage; (iv) outplacement services; and (v) continued vesting of the equity awards granted to him by the Company and outstanding as of July 3, 2023 that vested on March 1, 2024.
Eligible employees, including our named executive officers, hold unvested options, which will vest fully following a Change of Control and on a pro-rata basis in the event of a termination due to death or Disability (as each term is defined in the Amended and Restated Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested RSUs, which will vest fully following a Change of Control and on a pro-rata basis in the event of a termination due to death or Disability (as each term is defined in the Amended and Restated Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested PSUs, which will vest fully, and any performance target will be deemed to have been achieved if a Change of Control occurs during the performance period (as defined in the Amended and Restated Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested DCAs, which will vest fully following a Change of Control and on a pro-rata basis in the event of a termination due to death or Disability (as each term is defined in the Amended and Restated Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested CPAs, which will vest fully, and any performance target will be deemed to have been achieved if a Change of Control occurs during the performance period (as defined in the Amended and Restated Plan and related grant agreements).
The following tables summarize the estimated amounts payable to each named executive officer employed by the Company in the event of a termination from employment without cause as of December 31, 2023 or upon a change of control as of December 31, 2023.
Benefits Payable as a Result of Termination of Employment by the Company without Cause

Name	Severance ($)(1)	Benefit subsidy($)(2)	2023 bonus ($)(3)	Equity awards ($)	Total ($)
Dennis Mathew(4)	1,000,000	18,925	2,000,000	1,634,341	4,653,266
Marc Sirota	500,000	4,731	500,000	—	1,004,731
Michael E. Olsen	500,000	3,455	463,846	—	967,301
Colleen Schmidt	400,000	—	400,000	—	800,000

(1)Pursuant to the Altice USA Severance Benefits Policy, each named executive officer is entitled to two weeks' base salary for each completed year of service, with a minimum severance amount equal to 52 weeks of base salary for senior vice presidents and above.
(2)The amounts in this column reflect the employer subsidized COBRA for 12 months' continuation coverage for Mr. Mathew and three months’ continuation coverage for Messrs. Sirota and Olsen based on their current benefits elections.
(3)The amounts in this column reflect the target amount of the 2023 annual bonus for Messrs. Mathew, Sirota and Olsen and Ms. Schmidt.
(4)The benefits described in this table reflect the benefits to which Mr. Mathew would be entitled under the terms of his employment agreement with the Company if Mr. Mathew’s employment was terminated by the Company without Cause or if Mr. Mathew resigned with Good Reason on December 31, 2023 subject to Compensation Committee approval.
Benefits Payable upon Death or Disability

Name	Unvested Options ($)(1)	Unvested RSUs ($)(2)	Unvested DCAs ($)(3)
Dennis Mathew	—	1,634,341	—
Marc Sirota	—	680,486	—
Michael Olsen	—	471,016	1,648,475
Colleen Schmidt	—	270,403	1,286,373

(1)Pursuant to the terms of the option award agreements, as of December 31, 2023, all unvested options shall vest in a pro-rated portion of the Options upon death or disability (as defined in the option award agreement). These options are subject to non-competition and non-solicitation restrictive covenants. As of December 31, 2023, only Mr. Mathew held stock options and all of these stock options had exercise prices above the closing price of our common stock.
(2)The amounts in this column represent the pro-rated value of the unvested RSUs held by each named executive officer as of December 31, 2023 based upon the December 29, 2023 Altice USA closing price of $3.25. Pursuant to the terms of the RSU award agreement, a pro-

rated portion of the unvested RSUs shall vest upon death or disability (as defined in the RSU award agreement). These RSUs are subject to non-competition and non-solicitation restrictive covenants.
(3)The amounts in this column represent the pro-rated value of the unvested DCAs held by each named executive officer as of December 31, 2023. Pursuant to the terms of the DCA award agreement, a pro-rated portion of the unvested DCAs shall vest upon death or disability (as defined in the DCA award agreement). These DCAs are subject to non-competition and non-solicitation restrictive covenants.
Benefits Payable upon a Change of Control Transaction

Name	Unvested options ($)(1)	Unvested PSUs ($)(2)	Unvested RSUs($)(3)	Unvested CPAs ($)(4)	Unvested DCAs ($)(5)
Dennis Mathew	—	—	5,603,449	—	—
Marc Sirota		—	2,449,749	3,000,000	—
Michael E. Olsen	—	580,112	2,117,797	1,375,000	1,826,004
Colleen Schmidt	—	459,254	1,127,922	625,000	1,424,904

(1)Pursuant to the terms of the option award agreements, as of December 31, 2023, all unvested options automatically vest and are exercisable upon a Change of Control (as defined in the option award agreement). These options are subject to non-competition and non-solicitation restrictive covenants. As of December 31, 2023, only Mr. Mathew held stock options and all of these stock options had exercise prices above the closing price of our common stock.
(2)The amounts in this column represent the value of the unvested PSUs held by each named executive officer as of December 31, 2023 based upon the December 29, 2023 Altice USA closing price of $3.25. Pursuant to the terms of the PSU award agreements, the performance stock price will be deemed to have been achieved and the unvested PSUs shall become fully vested upon a Change of Control (as defined in the PSU award agreement). These PSUs are subject to non-competition and non-solicitation restrictive covenants.
(3)The amounts in this column represent the value of the unvested RSUs held by each named executive officer as of December 31, 2023 based upon the December 29, 2023 Altice USA closing price of $3.25. Pursuant to the terms of the RSU award agreements, as of December 31, 2023, all unvested RSUs automatically vest and become fully vested upon a Change of Control (as defined in the RSU award agreement). These RSUs are subject to non-competition and non-solicitation restrictive covenants.
(4)The amounts in this column represent the target value of the unvested CPAs held by each named executive officer as of December 31, 2023. Pursuant to the terms of the CPA award agreements, as of December 31, 2023, the performance conditions shall be deemed to have been achieved and all unvested CPAs automatically vest and become fully vested upon a Change of Control (as defined in the CPA award agreement). These CPAs are subject to non-competition and non-solicitation restrictive covenants.
(5)The amounts in this column represent the value of the unvested DCAs held by each named executive officer as of December 31, 2023. Pursuant to the terms of the DCA award agreements, as of December 31, 2023, all unvested DCAs automatically vest and become fully vested upon a Change of Control (as defined in the DCA award agreement). These DCAs are subject to non-competition and non-solicitation restrictive covenants
CEO PAY RATIO
Altice USA’s CEO to median employee (“Median Employee”) pay ratio for 2023 was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. For purposes of calculating the pay ratio for 2023, the Median Employee was selected based on an analysis of the median 2023 W-2 income among all full- and part-time U.S. employees and an analysis of the 2023 total compensation paid for the 691 full- and part-time Jamaica employees, other than the CEO, who were actively employed by Altice USA as of December 31, 2023. No adjustments were applied to W-2 income or 2023 gross payroll earnings income for purposes of determining the Median Employee, such as for employees who were employed for only part of the year or on unpaid leave of absence at some point during the year. As of December 31, 2023 Altice USA's employees outside of the U.S. totaled 981 employees (9 in France,16 in Canada, 265 Israel and 691 in Jamaica). The employees in Israel, France and Canada were excluded from this analysis on the basis that they represented less than 5% of our total employee population. As of December 31, 2023, Altice USA had approximately 10,610 active employees globally, with approximately 9.2% of our employees located outside of the U.S., primarily in Israel, Jamaica and Canada. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.
The Median Employee had total annual compensation for 2023 of $86,750, calculated using the same methodology as applied for the CEO in the Summary Compensation Table. For 2023, the total compensation for our CEO, Mr. Mathew, was $4,327,478 as reported in the Summary Compensation Table. Full-time Altice USA employees in the U.S., including the Median Employee and the CEO, are also eligible to participate in Company-sponsored health and welfare benefits programs, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.
The ratio of the CEO’s total annual compensation to that of the Median Employee was as follows:

CEO Total Annual Compensation	$4,327,478
Median Employee Total Annual Compensation	$86,750
Ratio of CEO to Median Employee Total Annual Compensation	50:1
PAY VERSUS PERFORMANCE
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. Our Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see the Compensation Discussion and Analysis. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEOs, including with respect to options, RSUs and PSUs.

Year	Summary compensation table total for Dennis Mathew ($) (1)	Compensation actually paid to Dennis Mathew ($)(2)	Summary compensation table total for Dexter Goei ($)(1)	Compensation actually paid to Dexter Goei ($)(2)	Average summary compensation table total for non-CEO named executive officers ($)(3)	Average compensation actually paid to non-CEO named executive officers ($)(4)	Value of initial fixed $100 investment based on:		Net Income ($)(in thousands)(7)	Adjusted EBITDA ($)(in thousands)(8)
							Total shareholder return ($)(5)	Peer group total shareholder return ($) (6)
2023	4,327,478	277,975	—	—	5,467,436	4,612,587	11.89	91.81	79,037	3,608,890
2022	22,518,415	15,966,980	3,692,504	(52,162,514)	790,064	(6,523,720)	16.83	86.66	220,889	3,866,537
2021	—	—	38,333,508	(96,687,299)	5,935,507	(14,170,298)	59.18	98.39	1,010,932	4,427,251
2020	—	—	48,021,088	137,490,059	11,542,005	26,589,727	138.51	103.83	443,479	4,414,814

(1)Mr. Mathew was appointed CEO effective October 3, 2022, on which date Mr. Goei transitioned to the role of Executive Chairman of the Board. The dollar amounts reported for Mr. Mathew and Mr. Goei under “Summary Compensation Table Total” are the amounts of total compensation reported for Mr. Mathew and Mr. Goei for each corresponding year in the “Total” column of the "Summary Compensation Table" above.
(2)The dollar amounts reported for Mr. Mathew and Mr. Goei under “Compensation Actually Paid” represent the amount of “compensation actually paid” to Mr. Mathew and Mr. Goei, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Mathew or Mr. Goei during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Mathew’s total compensation for each year to determine the compensation actually paid:

Mr. Mathew
2023
Total Compensation as reported in Summary Compensation Table ("SCT")	$4,327,478
Pension values reported in SCT
Fair value of equity awards granted during fiscal year reported in SCT	—
Pension value attributable to current years’ service and any change in pension value attributable to plan amendments made in the current year	—
Fair value of equity compensation granted in current year-value at end of year-end	—
Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	—
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(4,049,503)
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—
Compensation Actually Paid to CEO	$277,975
(3)The dollar amounts reported under Average Summary Compensation Total for non-PEO NEOs represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding any individual serving as our CEO for such year) in the “Total” column of the Summary Compensation Table in each applicable year. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Marc Sirota, Michael Olsen, Colleen Schmidt and Michael Grau; (ii)

for 2022, Michael Olsen, Colleen Schmidt and Michael Grau; (iii) for 2021, Michael Olsen, Colleen Schmidt, Michael Grau and Abdelhakim Boubazine; and (iv) for 2020, Michael Olsen, Colleen Schmidt, Michael Grau and Abdelhakim Boubazine.
(4)The dollar amounts reported under Average Compensation Actually Paid for non-PEO NEOs represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the CEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs’ total compensation for each year to determine the compensation actually paid:

NEO Averages
2023
Total Compensation as reported in SCT	$5,467,436
Pension values reported in SCT	(14,934)
Fair value of equity awards granted during fiscal year reported in SCT	(4,351,059)
Pension value attributable to current years’ service and any change in pension value attributable to plan amendments made in the current year	—
Fair value of equity compensation granted in current year-value at end of year-end	4,188,756
Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(74,857)
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(77,967)
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	(524,788)
Compensation Actually Paid to NEOs	$4,612,587
(5)Cumulative total shareholder return ("TSR") of a $100 investment from the beginning of fiscal year 2020 through the end of each of the years indicated for the Company.
(6)Represents the average peer group TSR. The peer group for this purpose is the peer group referenced by the Compensation Committee when making compensation decisions as described in the Compensation Discussion and Analysis, which has been consistent other than impacts due to peer company mergers and bankruptcies, as applicable.
(7)The amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
(8)See "Description of Non-GAAP Financial Measures" above for the definition of Adjusted EBITDA.
Financial Performance Measures
The financial metrics we use in our annual and long-term incentive plans are our most important financial measures. As described in the sections titled "Executive Compensation Philosophy" and "Elements of Compensation" in the Compensation Discussion and Analysis, our short-term incentives are designed to motivate and reward our executive officers by making a portion of their cash compensation dependent upon certain Company, corporate, business unit and individual performance goals. Our long-term incentives are designed to encourage and reward performance that will lead to long-term enhancement of stockholder value. The most important financial measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company's named executive officers for the most recently completed fiscal year to the Company's performance are:
•Adjusted EBITDA; and
•stock price.
Analysis of the Information Presented in the Pay versus Performance Table
While we utilize several performance measures to align executive compensation with performance, not all of these measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation actually paid (as defined by SEC rules) for a particular year. Furthermore, our CEO and named executive officers have changed, making year-to-year comparisons of compensation actually paid difficult.

In accordance with Item 402(v) of Regulation S-K, we are providing the following graphic descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Net Income
Compensation Actually Paid and Adjusted EBITDA

Compensation Actually Paid and Total Shareholder Return
SECURITY AUTHORIZED FOR ISSUANCE UNDER THE AMENDED AND RESTATED PLAN
The following table sets forth certain information as of December 31, 2023 with respect to the Amended and Restated Long Term Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)(3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)($)(2)	Number of Securities Remaining Available for Future issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))

Equity compensation plans approved by stockholders:
2017 Long Term Incentive Plan, as amended	49,797,272	19.55	34,893,923
Equity compensation plans not approved by stockholders:
None	—	—	—
Total:	49,797,272	19.55	34,893,923

(1)Includes 23,535,631 options, 22,493,888 RSUs and 3,767,753 PSUs.
(2)Represents the weighted average exercise price of outstanding options. Shares issuable upon the vesting of RSUs and PSUs have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(3)The table does not reflect the number of shares that may be used to settle unvested CPAs and DCAs as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis. The estimated amount of shares to settle the unvested after-tax value of the target CPAs and DCAs as of December 31, 2023 was 9,250,000 and 5,169,000, respectively, based on an assumed aggregate employee tax rate of 38% and a stock price of $3.25. The actual amount of shares that were used to settle the after-tax value of the March 2024 DCA vesting for employees was 1,982,371 shares.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has approved the retention of KPMG LLP (“KPMG”) as our independent registered public accountants for 2024. KPMG will audit our consolidated financial statements for fiscal year 2024. We are asking that you ratify that appointment, although your ratification is not required. A KPMG representative will attend the annual meeting to answer appropriate questions and to make a statement if he or she desires.
The Board recommends you vote FOR this proposal.
KPMG LLP Information
The following table presents fees for services rendered by KPMG in 2023 and 2022.

	2023	2022
	(in thousands)
Audit Fees(1)	$4,315	$3,725
Audit Related Fees	30	1,180
Tax Fees(2)	2,097	1,713
All Other Fees(3)	—	1,008
Total Fees	$6,442	$7,626

(1)Audit fees for 2023 and 2022 consisted principally of fees charged for services related to the annual audit of the Company’s consolidated financial statements, audits of internal control over financial reporting, quarterly reviews of the Company’s interim consolidated financial information and procedures related to the Company's debt offerings.
(2)Tax fees for 2023 and 2022 consisted of fees for the preparation of tax returns and tax consultation services.
(3)Fees for attestation services related to regulatory compliance and miscellaneous permissible services.
The Audit Committee’s policy requires that the Audit Committee pre-approve audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority to the Chairman or any other member of the Audit Committee. All of the services for which fees were disclosed in the table above were pre-approved under the Audit Committee’s pre-approval policy.
REPORT OF AUDIT COMMITTEE
In accordance with its charter, the Audit Committee assists the Board in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm (the “independent auditor”) is responsible for auditing the Company’s annual financial statements and expressing opinions as to the conformity of the annual financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.
As part of its oversight activities during 2023, the Audit Committee discussed with the independent auditor the overall scope and plans for its audit and approved the terms of its engagement letter. The Audit Committee also reviewed the Company’s internal audit plan. The Audit Committee met with the Company’s internal auditors, in each case with and without other members of management present, to discuss the results of their respective examinations, their evaluations of the Company’s internal controls and the overall quality and integrity of the Company’s financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of the Company’s internal auditors. Further, the Audit Committee monitored the Company’s response to matters raised through the confidential hotline and also discussed with management the processes by which the Company assesses and manages exposure to risks.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2023 and the independent auditor’s evaluation of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent auditor the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee discussed with the independent auditor that firm’s independence. All audit and non-audit services performed by the independent auditor were approved in accordance with the Audit Committee’s pre-approval policy, and the Audit Committee has concluded that the provision of such services to the Company is compatible with the independent auditor’s independence.
Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Members of the Audit Committee
Mark Mullen (chair)	Susan Schnabel	Raymond Svider
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Master Separation Agreement
On June 8, 2018, Altice USA and Altice N.V. (through its successors, referred to as “Altice Europe”) implemented a previously announced separation (the “Separation”) of Altice USA and Altice Europe, the former majority stockholder of Altice USA, by means of a pro-rata distribution in kind of substantially all of the shares of common stock of Altice USA owned directly or indirectly by Altice Europe to the Altice Europe shareholders (the “Distribution”). Altice USA and Altice Europe are each indirectly controlled by Mr. Patrick Drahi.
In connection with the Separation, on May 18, 2018, Altice USA entered into a Master Separation Agreement with Altice Europe (the “Master Separation Agreement”), which set forth the agreements between Altice USA and Altice Europe regarding the principal actions to be taken in connection with the Separation and other agreements that govern certain aspects of the relationship between Altice USA and Altice Europe following the Separation. In addition to the provisions described below, the Master Separation Agreement includes customary representations, warranties, covenants and conditions for transactions of this type.
Transfer of Assets and Retention of Liabilities
The Master Separation Agreement identified the assets and liabilities of Altice USA and Altice Europe that Altice USA and Altice Europe will hold following the Distribution.
Release of Claims
Altice USA and Altice Europe each agreed to release the other and its respective affiliates and the other’s directors, officers, agents and employees, and each of their respective heirs, executors and administrators, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases are subject to certain exceptions set forth in the Master Separation Agreement.
Indemnification
Altice USA and Altice Europe each agreed to indemnify the other and its respective subsidiaries and each of the other’s and its subsidiaries’ directors, officers, employees and agents, against certain liabilities incurred in connection with the Distribution. The amount of either Altice Europe’s or Altice USA’s indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Master Separation Agreement also specifies procedures regarding claims subject to indemnification.
Insurance
The Master Separation Agreement provides for the allocation between Altice USA and Altice Europe of rights and obligations under existing insurance policies with respect to occurrences prior to the Distribution and sets forth procedures for the administration of insured claims and certain other insurance matters.

Tax Matters
Altice USA and Altice Europe each agreed to indemnify the other for any liability for taxes of any member of the party’s respective group or certain taxes imposed on any member of the party’s group that are attributable to a pre-Distribution tax period. Altice USA and Altice Europe also agreed to cooperate with each other in connection with any tax matters relating to the Altice USA and Altice Europe groups, respectively, including preparation and filing of certain tax returns.
Dispute Resolution
The Master Separation Agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between Altice USA and Altice Europe related to the Master Separation Agreement and the other ancillary agreements entered into in connection with the Separation.
Trademark License Agreement
In connection with the Separation, Altice USA entered into a trademark license agreement pursuant to which Next Alt granted us an exclusive, non-transferable and royalty-free license to use the “ALTICE” trademark and variations thereof and logos, designs and other marks containing the term “ALTICE” and variations thereof in North America and any territories under the jurisdiction of any state or country within North America in connection with Altice USA’s business.
Amended & Restated Stockholder Agreement
On August 2, 2023, we and Next Alt amended and restated the Stockholders’ Agreement by entering into the A&R Stockholder Agreement. We and Next Alt amended and restated the Stockholders’ Agreement in order to, among other things, remove (i) certain consent rights Next Alt was granted under the Stockholders’ Agreement and (ii) references to “A4” following the transfer of ownership of A4 to Next Alt and the subsequent dissolution of A4 in October 2022. Pursuant to the A&R Stockholder Agreement, so long as the Drahi Group beneficially owns, in the aggregate, at least 50% of the voting power of Altice USA’s outstanding capital stock: (i) Altice USA will cause the Board to consist of a majority of directors nominated by Next Alt, and (ii) for so long as the Board consists of nine members, Next Alt shall have the right to designate six directors to the Board. In the event that the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt shall have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of Altice USA’s outstanding common stock beneficially owned, in the aggregate, by the Drahi Group, rounding up in the case of any resulting fractional number, and in the event that the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt shall not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. If a director designated by Next Alt resigns or is removed from the Board, only another director designated by Next Alt may fill the vacancy. After the Drahi Group ceases to beneficially own at least 20% of the voting power of Altice USA’s outstanding common stock, Next Alt shall cease to have the right to designate any director nominees for election to the Board. In the event that Mr. Patrick Drahi is not a member of the Board, one representative of the Drahi Group shall have board observer rights so long as the Drahi Group beneficially owns at least 20% of the voting power of Altice USA’s outstanding common stock.
Amended and Restated Stockholders and Registration Rights Agreement
Pursuant to the Amended and Restated Stockholders and Registration Rights Agreement (the “Stockholders and Registration Rights Agreement”), dated June 7, 2018, between Altice USA and Next Alt, Altice Europe, BC Partners LLP (“BCP”) and entities affiliated with the Canada Pension Plan Investment Board (“CPPIB,” and together with BCP, the “Sponsors”), Altice N.V. and Next Alt have an unlimited number of “demand” registrations for the registration of the sale of Altice USA common stock in a minimum aggregate amount, which is the lowest of (i) $100,000,000, (ii) one percent (1%) of the value of Shares (as such term is defined in the Post-Separation Stockholders and Registration Rights Agreement) that are publicly traded as of the close of business on the most recent business day or (iii) such lesser amount as agreed by the sponsors (as defined therein), Next Alt and Altice N.V. Additionally, the Stockholders and Registration Rights Agreement provided each of BCP and CPPIB with one “demand” registration during each twelve-month period beginning on the date of the Stockholders and Registration Rights Agreement, subject to an exception, and customary “piggyback” registration rights to the Stockholders (as such term is defined in the Stockholders and Registration Rights Agreement). The Stockholders and Registration Rights Agreement also provides that Altice USA shall pay certain expenses relating to such registrations and indemnify, among others, Altice N.V., Next Alt, BCP and CPPIB against certain liabilities which may arise under the Securities Act of 1933, as amended (the "Securities Act"). Each Sponsor also had the right to, among other things, designate one non-voting observer to the Board for so long as such Sponsor and certain of its affiliates owns at least 4% of the issued and outstanding shares of Class A and Class B common stock (without regard to the voting power of such Class B common stock), and there is no director who is a designee of such Sponsor on the Board. Subject to certain exceptions, each non-voting observer shall be permitted to attend all meetings of the Board and the committees thereof. The Stockholders and Registration Rights Agreement shall terminate automatically as to each stockholder party thereto when such stockholder ceases to hold any Shares (as defined in the agreement).
Commercial Services with Altice Europe and Affiliates
Altice USA is controlled by Mr. Patrick Drahi, who also controls Altice Europe and its subsidiaries and other entities. The Company has ongoing commercial relationships with Altice Europe and other entities controlled by Mr. Drahi. In 2023, the Company recognized revenue of approximately $1.5 million, primarily from the sale of advertising to a subsidiary of Altice Europe. For 2023, the Company recognized programming and other direct costs of approximately $13.8 million, including costs incurred by the Company for advertising services provided by a subsidiary of Altice Europe, as well as other operating expenses, net of approximately $57.1 million, including charges for services provided by certain subsidiaries of Altice Europe and other related parties, including costs for customer care services. Capital expenditures in 2023 included approximately $122.4 million for equipment purchased and software development services provided by subsidiaries of Altice Europe. Additional information can be found in note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Family Relationships
Ms. Graziella Drahi, who was employed as a Senior Vice President of Growth of Altice USA during a portion of 2023 is the daughter of Patrick Drahi and sister of David Drahi. During our fiscal year ended December 31, 2023, Ms. Drahi received total cash compensation, consisting of salary and bonus of approximately $195,288. Ms. Drahi's employment with the Company ended in March 2023.
RELATED PARTY TRANSACTION APPROVAL POLICY
Under our Related Party Transaction Approval Policy, the Audit Committee of the Board, consisting entirely of directors who have been determined by the board to be independent directors for purposes of the NYSE corporate governance standards, reviews and approves or takes such other action as it may deem appropriate with respect to transactions exceeding the Item 404 Threshold (as defined below) involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K under the Securities Act (“Item 404”), on the other hand, has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related-party disclosure requirements of the SEC as set forth in Item 404. Under the Related Party Transaction Approval Policy, the Audit Committee oversees, among other things, the approval of transactions and arrangements between the Company and its subsidiaries, on the one hand, and Altice Europe and its other subsidiaries or Next Alt or its affiliates, as applicable, on the other hand, to the extent involving amounts in excess of the dollar threshold set forth in Item 404 (the “Item 404 Threshold”).
The Related Party Transaction Approval Policy provides that to simplify the administration of the approval process under the Related Party Transaction Approval Policy, the Audit Committee may, where it deems it to be appropriate, establish guidelines for certain types of these transactions. The approval requirement does not apply to the implementation and administration of intercompany arrangements under the Related Party Transaction Approval Policy, but covers any amendments, modifications, terminations or extensions involving amounts in excess of the Item 404 Threshold, as well as the handling and resolution of any disputes involving amounts in excess of the Item 404 Threshold. The Company’s executive officers and directors who are also senior executives or directors of Altice Europe or Next Alt, as the case may be, may participate in the negotiation, execution, amendment, modification or termination of intercompany arrangements subject to the Related Party Transaction Approval Policy, as well as in any resolution of disputes under intercompany arrangements, on behalf of either or both of the Company and Altice Europe or Next Alt, as the case may be, under the direction of the Audit Committee when acting on behalf of the Company.
The Related Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the Audit Committee.

STOCK OWNERSHIP TABLE
BENEFICIAL OWNERSHIP
The following table presents certain information as of April 18, 2024 with respect to the beneficial ownership of Altice USA common stock by:
•each of our current directors;
•each of our named executive officers;
•all of our directors and executive officers as a group; and
•each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of our Class A common stock and Class B common stock.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Altice USA, Inc., 1 Court Square West, Long Island City, New York 11101.
As of April 18, 2024, we have 275,737,602 shares of our Class A common stock and 184,224,096 shares of our Class B common stock outstanding.

	Shares Beneficially Owned				% Total
	Class A		Class B		Voting
Name of Beneficial Owner	Number	%(1)	Number	%(1)	Power(1)
5% Stockholders(2)
Next Alt S.à.r.l.(3)(4)	216,206,746	47.0	182,884,414	99.3	94.3
Clarkston Capital Partners, LLC(5)	35,512,191	12.9	—	—	*
The Vanguard Group Inc.(6)	21,476,224	7.8	—	—	*
FMR LLC(7)	29,068,359	10.5	—	—	*

Named Executive Officers and Directors(8)
Dennis Mathew	1,724,138	*	—	—	*
Marc Sirota	159,329	*	—	—	*
Michael J. Grau(9)	1,687,827	*	—	—	*
Michael E. Olsen	399,296	*	—	—	*
Colleen Schmidt	511,667	*	—	—	*
Patrick Drahi(3)(4)(10)	225,419,461	48.8	182,884,414	99.3	94.5
David Drahi	—	—	—	—	—
Dexter Goei (11)	17,279,214	6.1	—	—	*
Mark Mullen(12)	55,381	*	—	—	*
Dennis Okhuijsen	—	—	—	—	—
Susan Schnabel(13)	73,714	*	—	—	*
Charles Stewart(14)	1,402,579	*	—	—	*
Raymond Svider(15)	114,381	*	—	—	*
All executive officers and directors as a group (12 persons)	248,826,986	52.9	182,884,414	99.3	94.8

(1)An asterisk has been provided for any holder with less than 1% of the applicable class of equity or voting power.
(2)5% stockholders have the same applicable voting rights as other holders of Class A common stock and Class B common stock.
(3)Includes (i) 33,322,332 shares of Class A common stock held by Next Alt, a wholly owned and controlled personal holding company of Mr. Patrick Drahi and (ii) 182,884,414 shares of Class A common stock issuable upon conversion of 182,884,414 shares of Class B common stock held by Next Alt. Each share of Class B common stock is convertible at any time upon written notice of the holder into one share of Class A common stock. Next Alt pledged 33,819,573 shares of Class A common stock in connection with existing bilateral European capped call transactions with a financial institution counterparty, which have been effective since 2015.
(4)The principal address for the personal holding companies controlled by Mr. Patrick Drahi or his family is 1, Rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg.

(5)Pursuant to Schedule 13G/A filed on February 12, 2024, the amount reported consists of shares beneficially owned, as of December 31, 2023, by Clarkston Capital Partners, LLC (“Clarkston”). Clarkston is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Collectively, the shares are held in the accounts of Clarkston’s discretionary clients or in an account over which a control person of Clarkston has beneficial ownership. The sole members of Clarkston are Clarkston Companies, Inc (“CC”). and Modell Capital LLC (“MC”). The sole owners of CC are Jeffrey A. Hakala and Gerald W. Hakala. The sole member of MC is the Jeremy J. Modell Revocable Living Trust. The principal address of Clarkston is 91 West Long Lake Road, Bloomfield Hills, MI 48304.
(6)Pursuant to Schedule 13G/A filed on February 13, 2024, the amount reported consists of shares beneficially owned, as of December 29, 2023 by The Vanguard Group, Inc. (“Vanguard”) with sole dispositive power over 21,257,068 shares of Class A common stock and shared dispositive power over 219,156 shares of Class A common stock. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(7)Pursuant to Schedule 13G filed jointly by FMR LLC (“FMR”) and Abigail P. Johnson, Director, Chairman and Chief Executive Officer of FMR on April 10, 2024. Such information indicates that as of April 9, 2024, FMR has sole voting power over 28,767,799 shares of Class A common stock and sole dispositive power over 29,068,359 shares of Class A common stock, and that Ms. Johnson has sole dispositive power over 29,068,359 shares of Class A common stock. The principal business address of FMR and Ms. Johnson is 245 Summer Street, Boston, MA 02210.
(8)The address for these persons is c/o Altice USA, Inc., 1 Court Square West, Long Island City, NY 11101.
(9)Includes 1,687,827 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(10)The shares of Class A common stock and shares of Class B common stock reported as beneficially owned by Next Alt are also reported as beneficially owned by Patrick Drahi. Additionally, includes (i) 6,343,893 shares of Class A common stock held by UpperNext, a wholly owned and controlled personal holding company of Patrick Drahi and (ii) 2,868,822 shares of Class A common stock issuable upon the exercise of presently exercisable options to purchase Class A common stock held by Uppernext. Mr. Drahi is a director of the Company, and Next Alt is party to a stockholder agreement with the Company pursuant to which it has certain rights to appoint directors of the Company.
(11)Mr. Goei holds shares of Class A common stock individually and through personal holding companies. Includes 8,502,601 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(12)Includes 19,766 shares of Class A common stock issuable upon the exercise of presently exercisable options and 12,924 shares of Class A common stock underlying options and RSUs scheduled to vest within 60 days.
(13)Includes 19,766 shares of Class A common stock issuable upon the exercise of presently exercisable options and 12,924 shares of Class A common stock underlying options and RSUs scheduled to vest within 60 days.
(14)Mr. Stewart has pledged 350,000 of his shares of Class A common stock to secure loans with a financial institution. Includes 428,654 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(15)Includes 19,766 shares of Class A common stock issuable upon the exercise of presently exercisable options and 12,924 shares of Class A common stock underlying options and RSUs scheduled to vest within 60 days.
OTHER MATTERS
MATTERS TO BE RAISED AT THE 2024 ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING & FUTURE ANNUAL MEETING BUSINESS
Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2025 annual meeting and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2025 annual meeting must submit their proposals to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101 on or before December 30, 2024. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our 2025 proxy statement.
In accordance with our Second Amended and Restated Bylaws, in order to be properly brought before the 2025 annual meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present, including any director nominations, must be delivered to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101, not less than 90 nor more than 120 days prior to the first anniversary date of this year’s annual meeting, which would be no earlier than February 12, 2025 and no later than March 14, 2025.
If, however, the date of the meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s annual meeting, then such written advance notice of a matter a stockholder wishes to present an annual meeting must be received by the Corporate Secretary not earlier than 120 days prior to the 2025 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

In addition to the requirements set forth in our Second Amended and Restated Bylaws, stockholders who intend to solicit proxies for nominations for election to the Board other than the Company’s nominees in reliance on the universal proxy rule (Rule 14a-19 under the Exchange Act) must also comply with the additional requirements of Rule 14a-19.
The stockholder must also provide all of the information required by our Second Amended and Restated Bylaws.
HOUSEHOLDING
The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise or you submit contrary instructions.
The Company will promptly deliver an additional copy of any such document to any stockholder who writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement and annual report, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101 or call 1-516-803-2300.

ANNUAL REPORT ON FORM 10-K
We will furnish (upon payment of a reasonable charge for any exhibit requested) a copy of our annual report on Form 10-K for the year ended December 31, 2023, as filed with the SEC, to any stockholder who requests one in writing. Any such request should be directed to Altice USA, Inc., Investor Relations, 1 Court Square West, Long Island City, New York 11101.

Michael E. Olsen
General Counsel and Chief Corporate Responsibility Officer

Long Island City, New York
April 29, 2024

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ATUS2024**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V40258-P10423

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ALTICE USA, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Patrick Drahi	☐	☐	☐
1b. David Drahi	☐	☐	☐
1c. Dexter Goei	☐	☐	☐
1d. Dennis Mathew	☐	☐	☐
1e. Mark Mullen	☐	☐	☐
1f. Dennis Okhuijsen	☐	☐	☐
1g. Susan Schnabel	☐	☐	☐
1h. Charles Stewart	☐	☐	☐
1i. Raymond Svider	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. To ratify the appointment of the Company's Independent Registered Public Accounting Firm for 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

V40259-P10423

ALTICE USA, INC.
Annual Meeting of Shareholders
June 12, 2024 9:00 AM, ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael Olsen as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALTICE USA, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, ET on June 12, 2024, at www.virtualshareholdermeeting.com/ATUS2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side